UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement.
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ X ] Definitive Proxy Statement.
[ ] Definitive Additional Materials.
[ ] Soliciting Material Pursuant to Section 240.14a-12.

STEINER LEISURE LIMITED
(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.

[    ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    Title of each class of securities to which transaction applies:
    Aggregate number of securities to which transaction applies:
    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    Proposed maximum aggregate value of transaction:
    Total fee paid:

[    ] Fee paid previously with preliminary materials:

[    ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid:

    Form, Schedule or Registration Statement No.:

    Filing Party:

    Date Filed:

STEINER LEISURE LIMITED

May 4, 2009

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Steiner Leisure Limited, which will be held in the Marbella Room at The Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 on Wednesday, June 10, 2009, at 1:00 p.m. local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you decide to attend the annual meeting, you will, of course, have the opportunity to vote in person.

Sincerely,

/s/ Clive E. Warshaw

Clive E. Warshaw
Chairman of the Board

STEINER LEISURE LIMITED

_______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 10, 2009

_______________

To our Shareholders:

The annual meeting of the shareholders of Steiner Leisure Limited will be held in the Marbella Room at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 on Wednesday, June 10, 2009, at 1:00 p.m. local time for the following purposes:

    To elect two Class I directors to serve for terms of three years;

    To act upon a proposal to approve the adoption of the Company's 2009 Incentive Plan, which is proposed to replace the Company's 2004 Equity Incentive Plan;

    To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2009; and

    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 15, 2009 are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof.

In accordance with Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders on the internet, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the internet. This proxy statement and our fiscal year 2008 Annual Report on Form 10-K are available on our website at www.steinerleisure.com and at proxy.steinerleisure.com, which does not have "cookies" that identify visitors to the site.

By Order of the Board of Directors

Robert C. Boehm
Secretary

May 4, 2009

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE JUNE 10, 2009 ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

STEINER LEISURE LIMITED
Suite 104A
Saffrey Square
P.O. Box N-9306
Nassau, The Bahamas

_______________

PROXY STATEMENT

_______________

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Steiner Leisure Limited, a Bahamas international business company (the "Company"), in connection with the solicitation of proxies by the Company's board of directors from holders of the Company's outstanding common shares, (U.S.) $.01 par value per share (the "Common Shares"), for use at the annual meeting of shareholders of the Company to be held on Wednesday, June 10, 2009, in the Marbella Room at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 at 1:00 p.m. local time and at any adjournments or postponements thereof (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.

Only holders of record of Common Shares as of the close of business on April 15, 2009 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on that date, the Company had 14,556,307 Common Shares issued and outstanding. Holders of Common Shares are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each Common Share held of record as of the Record Date. Common Shares represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxy. If no instructions are indicated, shares represented by proxy will be voted "for" the election, as directors of the Company, of the nominees named in the proxy to serve until the 2012 annual meeting of shareholders, "for" adoption of the Company's 2009 Incentive Plan (the "New Plan"), "for" approval of the ratification of the appointment of Ernst & Young LLP ("Ernst & Young") as independent auditors for the Company for fiscal year 2009 and in the discretion of the proxy holders as to any other matter which may properly be presented at the Annual Meeting.

This Proxy Statement and the accompanying proxy card are first being mailed to Company shareholders on or about May 4, 2009.

Any holder of Common Shares giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, (ii) by a duly executed proxy bearing a later date than the date of the proxy being revoked or (iii) at the Annual Meeting, if the shareholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke the proxy. All written notices of revocation of proxies should be addressed as follows: Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

The holders of a majority of Common Shares issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of the Class I directors. Approval of each of Proposals Two and Three requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and be represented at the Annual Meeting in person or by proxy. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to such director or directors, although the Common Shares represented by proxy will be treated as "present" and "entitled to vote." For the purpose of determining the vote required for approval of Proposals Two and Three, Common Shares held by shareholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter.

A "broker non-vote" refers to Common Shares represented in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter. In the case of a broker non-vote, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter.

PROPOSAL ONE - ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the board of directors pursuant to the Company's Amended and Restated Articles of Association (the "Articles"), is seven. In accordance with the Articles, the board of directors of the Company consists of three classes: Class I, Class II and Class III, consisting of two, two and three directors, respectively. One of the three classes is elected each year to succeed the directors whose terms are expiring. The Class I directors are to be elected at the Annual Meeting, the Class II directors are to be elected at the 2010 annual meeting of shareholders and the Class III directors are to be elected at the 2011 annual meeting of shareholders. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and take office, unless, prior to that date, they have resigned or otherwise left office.

The board has determined that three directors, Ms. Cohen and Messrs. Harris and Preston, are independent directors as defined in the rules of the Nasdaq Stock Market (the "Nasdaq Rules").

At the Annual Meeting, the Class I directors are to stand for election to the board to serve until the 2012 annual meeting of shareholders. The nominees for election as Class I directors at the Annual Meeting are Clive E. Warshaw and David S. Harris, who are presently directors of the Company. Each of the nominees was nominated by the board based on the recommendation of the Governance and Nominating Committee.

The Nasdaq Rules require that a majority of the Company's board of directors consist of independent members. Following the resignation in October 2008 of Charles Finkelstein, who was an independent director, only three of the Board's six remaining directors qualify as independent members. Under the Nasdaq Rules, the board of directors is required to consist of a majority of independent directors by no later than the date of the Annual Meeting. The Governance and Nominating Committee of the board is considering several potential candidates. The board's intention is to appoint an independent director on the date of the annual meeting and thereby remain in compliance with the Nasdaq Rules. Shareholders are not being asked to vote for the additional contemplated independent director at the Annual Meeting.

If any of the nominees is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present board. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

If Mr. Harris, the independent director standing for election at the Annual Meeting, fails to be elected at the Annual Meeting, the board would take appropriate action to ensure that the Company remains in compliance with the Nasdaq Rules' requirement that the Company have a majority of independent directors.

The following table sets forth the names and ages (as of the date of the Annual Meeting) of the directors, the class (and year that class stands for election) to which each director has been elected or nominated for election, the positions and offices, if any, held by each director with the Company and the year during which each became a director of the Company.

Name	Age	Positions with the Company	Director Since

Class I
Directors Holding Office Until 2009
Clive E. Warshaw	67	Chairman of the Board	1995
David S. Harris	49	Director	2004

Class II
Directors Holding Office Until 2010
Cynthia R. Cohen	56	Director	2006

Class III
Directors Holding Office Until 2011
Leonard I. Fluxman	51	President and Chief Executive Officer and Director	1995
Michèle Steiner Warshaw	63	Executive Vice President of Cosmetics Limited and Director	1995
Steven J. Preston	57	Director	1997

Clive E. Warshaw has served as Chairman of the Board of the Company since November 1995. From November 1995 through December 2000, Mr. Warshaw also served as Chief Executive Officer of the Company. Mr. Warshaw joined the Company's predecessor, Steiner Group Limited, subsequently known prior to its dissolution as STGR Limited ("Steiner Group") in 1982 and served as the senior officer of the Maritime Division of Steiner Group from 1987 until November 1995. Mr. Warshaw is a resident of The Bahamas. Mr. Warshaw is the husband of Michèle Steiner Warshaw.

David S. Harris has served as a director of the Company since June 2004. He has served as President of Grant Capital, Inc., a private investment company, since January 2002. From May 2001 until December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC ("ABN"). From September 1997 until May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC, a financial institution ("ING"). The operations of ING with which Mr. Harris was associated were acquired by ABN in May 2001. From 1986 to 1997, Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Furman Selz LLC was acquired by ING in September 1997. Mr. Harris, through the firms with which he was then employed, provided investment banking services to the Company from time to time from 1996 through July 2001. In 2001, the Company received financing from an affiliate of ABN while Mr. Harris worked for ABN. Mr. Harris is a director of Rex Stores Corporation, a retailer of consumer electronics and appliances. Mr. Harris is a resident of the United States.

Cynthia R. Cohen has served as a director of the Company since April 2006. She is the founder and President of Strategic Mindshare, a strategy consulting firm serving retailers and consumer product manufacturers since 1990. From 1987 to 1990, Ms. Cohen was a partner in management consulting with Deloitte & Touche LLP and its predecessor. Ms. Cohen is a director of bebe Stores, Inc. and Equity One, a shopping center REIT. Ms. Cohen is a resident of the United States.

Leonard I. Fluxman has served as President and Chief Executive Officer of the Company since January 2001, and as a director since November 1995. From January 1999 through December 2000, he served as President and Chief Operating Officer of the Company. From November 1995 through December 1998, he served as Chief Operating Officer and Chief Financial Officer of the Company. Mr. Fluxman joined the Company in June 1994, in connection with the Company's acquisition of Coiffeur Transocean (Overseas), Inc. ("CTO"), which operated a business similar to that of Steiner Group. Mr. Fluxman served as CTO's Vice President - Finance from January 1990 until June 1994 and as its Chief Operating Officer from June 1994 until November 1996. Mr. Fluxman, a certified public accountant, was employed by Laventhol and Horwath from 1986 to 1989, during a portion of which period he served as a manager. Mr. Fluxman is a resident of the United States.

Michèle Steiner Warshaw has served as a director of the Company since November 1995 and as a senior officer of its Cosmetics Limited subsidiary since November 1996. From January 1996 through December 2001, she served as Executive Vice President of the Company. From November 1995 through December 1995, Ms. Warshaw served as the Company's Senior Vice President - Development. From 1967 until November 1995, Ms. Warshaw held a variety of positions with Steiner Group, including assisting in the design and development of shipboard spa facilities and services. Ms. Warshaw is a resident of The Bahamas. Ms. Warshaw is the wife of Clive E. Warshaw.

Steven J. Preston has served as a director of the Company since April 1997. Since March 1997, Mr. Preston has served as an independent financial consultant and from April 2003 through 2007, he was involved in real estate development. From 1974 through February 1997, Mr. Preston served with Arthur Andersen LLP ("Arthur Andersen"), including, from September 1985, as a tax partner. From 1995 until 2002, Arthur Andersen provided tax advice to the Company and served as the Company's independent auditors. Mr. Preston was the partner in charge of Arthur Andersen's engagement to provide tax advice to the Company prior to his departure from that firm. Mr. Preston is a resident of the United States.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" the election of Clive E. Warshaw and David S. Harris as Class I Directors.

Meetings and Committees of the Board of Directors

The Company's board of directors met six times during 2008.

The board of directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Each of these committees operates under a written charter adopted by the board which sets forth the scope of the responsibilities of that committee. Copies of those charters are available for review on the Company's web site at www.steinerleisure.com. These three committees consist solely of directors who are independent as defined in the Nasdaq Rules. Ms. Cohen and Messrs. Harris and Preston are the members of the Audit, Compensation and Governance and Nominating Committees. Mr. Preston serves as Chair of the Audit Committee, Mr. Harris serves as Chair of the Compensation Committee and Ms. Cohen serves as Chair of the Governance and Nominating Committee.

The Audit Committee is responsible for overseeing internal accounting controls and accounting, auditing and financial reporting matters, including the engagement of independent auditors and the review of financial statements included in the Company's Securities and Exchange Commission ("SEC") filings. The Audit Committee also is responsible for the review of proposed transactions between the Company and related parties. The report of the Audit Committee appears below, under "Audit Committee Report." The Audit Committee met four times during 2008.

The Compensation Committee is responsible for approving the compensation arrangements for executive officers and certain other officers of the Company and for establishing policies relating to that compensation. Under the Compensation Committee charter, adopted in April 2007, the committee also is responsible for recommending the compensation of the Company's directors. The board of directors is responsible for determining compensation of board members. Compensation determinations with respect to executive officers of the Company have been made based on discussions with management and, with respect to certain executive officers, based on review of information from Towers Perrin, an independent compensation consultant. As described below, under "Executive Compensation - Compensation Discussion and Analysis," Towers Perrin has been retained by the Compensation Committee to provide advice on executive officer compensation from time to time.

The Compensation Committee also is responsible for granting awards and taking other actions with respect to the Company's Amended and Restated 1996 Share Option and Incentive Plan, which has expired other than with respect to outstanding awards thereunder (the "1996 Option Plan"), and the 2004 Equity Incentive Plan (the "Current Equity Plan"). In addition, if the New Plan is approved by the shareholders, the Compensation Committee would also be responsible for administering that plan. The Compensation Committee met three times during 2008. For further information on the Compensation Committee's consideration and determination of executive officer compensation, see "Executive Compensation - Compensation Discussion and Analysis," below.

The Governance and Nominating Committee is responsible for monitoring and overseeing matters of corporate governance and selecting, evaluating and recommending to the board qualified candidates for election or appointment to the board. The Governance and Nominating Committee met five times during 2008.

In 2008, each of the board members attended all of the board meetings and all meetings of the committees of which such director was a member, other than Mr. Finkelstein, who did not attend one meeting of the Governance and Nominating Committee, of which he was a member prior to his resignation from the board in October 2008.

All board members are expected to attend the Company's annual meetings of shareholders. At the 2008 annual meeting, all of the seven board members were in attendance.

Shareholder Communications with the Board of Directors

Shareholders desiring to communicate with the board of directors or a particular director may send a letter to the Company's Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, FL 33146. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the sender as a shareholder and clearly state whether the intended recipients are all of the members of the board or one or more specified directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, as the case may be.

Code of Ethics

The board of directors has adopted a Code of Business Conduct and Ethics for the Company, which is applicable to all officers, directors and employees of the Company and its subsidiaries, including the Company's Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is available for review on the Company's website at www.steinerleisure.com.

Director Nomination Procedures

The Governance and Nominating Committee has adopted procedures to be followed in connection with nominations to the board ("the Nomination Procedures"). A copy of the Nomination Procedures can be found on the Company's website at www.steinerleisure.com.

The Governance and Nominating Committee will consider all qualified candidates identified by various sources, including members of the board, management and shareholders. Candidates for directors recommended by shareholders will be given the same consideration as those identified from other sources.

The Governance and Nominating Committee is responsible for reviewing each candidate's biographical information, meeting with each candidate and assessing each candidate's independence, skills and expertise based on a number of factors, including the following criteria relating to the traits, abilities and experience of potential director candidates:

    whether the candidate is of high ethical character, has high integrity and has the ability to make analytical inquiries and exercise sound business judgment;

    whether the candidate serves or previously served as a chief executive officer or chief financial officer of a public company or has comparable experience leading a complex organization;

    whether the candidate is accomplished in his or her field, with special consideration being given to those who are experienced in the industries in which the Company is engaged or proposes to engage;

    whether the interplay of the candidate's knowledge, expertise, skills and experience with that of the other members of the board would build a board that is effective, collegial and responsive to the needs of the Company;

    the absence of any conflicts with the interests of the Company; and

    whether the candidate would be willing and capable to take the time to actively participate in meetings of the board and its committees and related activities.

Based on its assessment of a candidate's qualifications, the Governance and Nominating Committee makes recommendations to the board of directors regarding director candidates.

Shareholders who wish to propose a nominee for director at the 2010 annual meeting of shareholders should send written notice to the Company's Secretary by the date specified below in this Proxy Statement in the second paragraph under "Shareholder Proposals for 2010 Annual Meeting" (the "General Proposal Requirements"). Each written notice must set forth, in addition to the General Proposal Requirements: (i) the name and address of the shareholder who is making the nomination; (ii) the number of Common Shares beneficially owned by the shareholder and a representation that the shareholder is a holder of record of Common Shares entitled to vote at such annual meeting of shareholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice; (iii) the name of the director candidate; (iv) a complete statement of the candidate's qualifications (including education, work experience, knowledge of the Company's industry, membership on other boards of directors and civic activities); (v) a description of all arrangements or understandings between the shareholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the shareholder; (vi) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate's independence as defined in the Nasdaq Rules and information regarding the candidate's attributes that the board would need to consider in order to assess whether such candidate would qualify as an "audit committee financial expert" as defined in the regulations of the SEC; and (vii) the candidate's consent to serve as a director of the Company if elected.

COMPENSATION OF DIRECTORS

Chairman of the Board Compensation

During 2008, Mr. Warshaw received compensation for serving as Chairman of the Board pursuant to a five-year employment agreement with the Company, effective January 1, 2007. That agreement was negotiated between Mr. Warshaw and the Compensation Committee. Under that agreement, for 2008, Mr. Warshaw received a base salary of $92,000, a $1,500 fee for each meeting of the board and board committee (where invited by that committee) he attended, payment of health insurance premiums in the amount of $21,315 and an annual equity award of 3,460 restricted Common Shares ("restricted shares") under the Current Equity Plan (which plan is described below, under "Executive Compensation - 2004 Equity Incentive Plan").

The amounts of the annual awards of restricted shares awarded under Mr. Warshaw's employment agreement are determined by dividing $100,000 by the closing price of a Common Share on each anniversary of the date of the agreement during its term. These restricted shares have terms similar to the restricted shares described below, under "Equity Compensation," but also have accelerated vesting in the event of certain terminations of Mr. Warshaw's employment with the Company other than for cause.

As is the case with all directors, Mr. Warshaw is entitled to reimbursement of expenses incurred in connection with fulfilling his duties. Mr. Warshaw's employment agreement also provides for a payment of one year's salary to Mr. Warshaw in the event he terminates the agreement after a material breach thereof or reduction in compensation or benefits by the Company, a change in control of the Company (which term has the same meaning as that in the employment agreements for the named executives (as defined below under "Executive Compensation - Employment Agreements") who have such agreements) or if the Company terminates the agreement without cause. Under this agreement, Mr. Warshaw is also subject to confidentiality and non-competition requirements similar to those under the Company's employment agreements with the named executives.

Cash Compensation

Each director who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") is entitled to receive an annual retainer payment of $34,000. Each of Ms. Cohen and Mr. Harris, as Chair of the Compensation Committee and Governance and Nominating Committee, respectively, is entitled to receive an additional $6,000 annual retainer. Mr. Preston, as Chair of the Audit Committee, is entitled to receive an additional $12,000 annual retainer. Each Non-Employee Director also receives $1,200 for each meeting of the board of directors attended and for each meeting of a board committee (of which he or she is not a member) attended at the request of that committee and $850 for each committee meeting attended (for committee members), except for the Chair of each committee, who receives $1,100 for each committee meeting attended. Ms. Warshaw received $1,500 for each such meeting of the board of directors or committee attended and receives certain additional compensation pursuant to an employment agreement with the Company, as described below, under "Certain Transactions - Compensation of Michele Steiner Warshaw."

Equity Compensation

In 2008, each Non-Employee Director and Ms. Warshaw received, under the Current Equity Plan, an award of a number of restricted shares determined by dividing $50,000 by the closing price of a Common Share on the date of the 2008 annual meeting of shareholders (the "Closing Price"). In addition, each Non-Employee Director who served as Chair of a board committee received on the date of the 2008 Annual Meeting a number of restricted shares determined by dividing $10,000 by the Closing Price. These restricted shares vest on the first anniversary of the date of grant except that, in the event of a change in control of the Company (as defined in the Current Equity Plan) or the death of the director, the shares vest immediately. These shares are subject to forfeiture upon the termination of service on the board other than removal by the board without cause. Non-Employee Directors have no rights as shareholders with respect to the restricted shares until those shares vest.

The same annual equity award as described above for 2008 has been approved to be awarded to the Non-Employee Directors on the date of the Annual Meeting. Ms. Warshaw will receive the same award at that time pursuant to the terms of her employment agreement with the Company.

Perquisites

The directors and their immediate families also are entitled to receive certain complimentary spa services at facilities of the Company and samples of, and discounts on purchases of, products of the Company.

Director Compensation Table

The following table sets forth information with respect to the compensation for 2008 of the Company's directors, other than Mr. Fluxman, who receives no compensation for serving on the board.

Name	Fees Earned or Paid in Cash ($) (1)	Share Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Cynthia R. Cohen	$58,650	$59,995	$--	$--	$118,645
Charles D. Finkelstein (5)	41,350	23,016	--	--	64,366
David S. Harris	54,750	59,995	--	--	114,745
Steven J. Preston	64,400	59,995	--	--	124,395
Clive E. Warshaw	101,000	100,000	145,682	23,872 (6)	370,554
Michèle Steiner Warshaw	9,000	50,000	--	90,370 (7)	149,370

    These amounts represent cash meeting fees and annual cash retainers. Mr. Warshaw's payment includes the base salary under his employment agreement. These payments are described in the narrative preceding this table.

    This column reflects the dollar amount recognized for financial statement reporting purposes for 2008 in accordance with FAS 123R (excluding forfeiture estimates) for awards of unvested restricted shares received in 2008 and prior to that year. For Mr. Finkelstein, the dollar amount recognized reflects only the June 2007 award to him of restricted shares, as the restricted shares awarded to him in June 2008 were cancelled upon his resignation from the board in October 2008. The methodologies and assumptions utilized in the valuation of these equity awards (as well as the awards referenced in note (3), below) are set forth in Note 2(n) to the Consolidated Financial Statements of Steiner Leisure Limited and its Subsidiaries, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

    Mr. Finkelstein and Ms. Warshaw each received an award of 1,545 restricted shares (with a grant date fair value computed under FAS 123R of $50,000) in June 2008. Ms. Cohen and Messrs. Harris and Preston each received an award of 1,854 restricted shares (with a grant date fair value computed under FAS 123R of $60,000) in June 2008. Mr. Warshaw received an award of 3,460 restricted shares (with a grant date fair value computed under FAS 123R of $100,000) in December 2008. These restricted share awards are described in the narrative preceding this table. Each of these three directors and Ms. Warshaw held the unvested restricted shares associated with the June 2008 awards and, with respect to Mr. Warshaw, the unvested restricted shares associated with the December 2008 award, as of December 31, 2008. All equity awards to directors after April 2006 (consisting solely of restricted shares) were made pursuant to the Current Equity Plan.

    No options were granted to the directors during 2008. The amount reported in this column represents the dollar amount recognized for financial statement reporting purposes for 2008 in accordance with FAS 123R (excluding forfeiture estimates) for awards of share options prior to 2008.

    As of December 31, 2008, the following directors held the indicated number of share options: Ms. Cohen - 518; Mr. Harris - 6,000; Mr. Preston - 4,000; Mr. Warshaw - 41,668; and Ms. Warshaw - 3,000.

    Directors and their immediate families are entitled to receive certain complimentary spa services at facilities of the Company and discounts on products of the Company. No other compensation required to be disclosed in this table was received by directors other than Mr. Warshaw and Ms. Warshaw. The amounts reflected in this column were determined in the manner described in note (3) to the Summary Compensation Table, below.

    Mr. Finkelstein resigned from the board effective as of October 29, 2008.

    This amount includes payment of health insurance premiums of $21,315 and the value of spa services received by Mr. Warshaw at Company facilities in the amount of $2,505 and samples of Company products received by Mr. Warshaw in the amount of $52.

    Ms. Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary pursuant to an employment agreement with the Company. The amount shown includes payments to Ms. Warshaw for her services in that capacity in 2008 (salary of $80,000). Ms. Warshaw and her immediate family members (other than Mr. Warshaw) also received spa services at Company facilities in the total amount of $10,318 and samples of Company products in the amount of $52.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members, Steven J. Preston, Chair, Cynthia R. Cohen and David S. Harris. The board of directors has determined that each of the Audit Committee members is independent of the Company as defined in the Nasdaq Rules. The board also has determined that each member of the Audit Committee qualifies as an "Audit Committee Financial Expert" within the meaning of applicable SEC regulations.

Management has the primary responsibility for the Company's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The independent auditors are also responsible for auditing the Company's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission, and issuing a report thereon. The Audit Committee's responsibility is to oversee these processes.

The Audit Committee reviewed and discussed with management and the Company's independent auditors, Ernst & Young, the Company's internal control over financial reporting as of December 31, 2008 and the Company's audited consolidated financial statements for the fiscal year ended December 31, 2008. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. Management also represented to the Audit Committee that, as of December 31, 2008, the Company's internal control over financial reporting was effective. The Audit Committee also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee received from the independent auditors the written disclosures and letter required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), which communicates all relationships between Ernst & Young and its associated entities and the Company or persons in financial reporting oversight roles at the Company that may reasonably be thought to bear on their independence. The Audit Committee also has discussed with the independent auditors their independence from the Company and has considered whether the provision of non-audit services to the Company is compatible with the independence of the auditors.

Based upon the review and discussions referenced above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

Members of the Audit Committee:

Steven J. Preston, Chair
Cynthia R. Cohen
David S. Harris

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report shall not be incorporated by reference into any such filings.

Fees Paid to Auditor

The following table sets forth the fees incurred by the Company to Ernst & Young for fiscal years 2008 and 2007:
	2008	2007
Audit Fees	$1,064,615	$1,122,768
Audit-Related Fees	--	80,000
Tax Fees	9,670	9,000
All Other Fees	--	--
Total	$1,074,285	$1,211,768

Audit Fees. These fees were for services that included the audit of the Company's annual financial statements and review of quarterly financial statements and services that are normally provided by the independent auditors in connection with statutory and regulatory filings. For 2008 and 2007, a significant portion of the services also included the audit of the Company's internal controls over financial reporting. These services also included advice on audit and accounting matters that arose during, or as a result of, the annual audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees. For 2008, there were no such fees. For 2007, these fees were in connection with the due diligence services performed in connection with consideration of a potential transaction.

Tax Fees. These fees were for tax advice and preparation of certain tax filings and tax returns.

Other Fees. For 2008 and 2007, there were no such fees.

All of the above fees and expenses were for services rendered for the year indicated, notwithstanding when the fees and expenses were billed.

Pre-Approval Policies and Procedures for Audit Services and Permitted Non-Audit Services

The Audit Committee has adopted a policy and related procedures requiring its pre-approval of all audit and non-audit services to be rendered by Ernst & Young. These policies and procedures are intended to ensure that the provision of such services does not impair Ernst & Young's independence. These services may include audit services, audit-related services, tax services and other services. The policy provides for the annual establishment of fee limits for various types of audit services, audit-related services, tax services and other services, within which the services are deemed to be pre-approved by the Audit Committee. Ernst & Young is required to provide to the Audit Committee back-up information with respect to the performance of such services.

The Audit Committee has delegated to its Chair the authority to pre-approve services, up to a specified fee limit, to be rendered by Ernst & Young and requires that the Chair report to the Audit Committee any pre-approval decisions made by the Chair at the next scheduled meeting of the Audit Committee.

All services performed by Ernst & Young for the Company for 2008 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of April 15, 2009, regarding the beneficial ownership of the Common Shares of (i) each director and each executive officer of the Company identified below under "Executive Compensation," (ii) all directors and all executive officers of the Company as a group and (iii) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Shares (based on a review of filings with the SEC). All of the individuals listed are executive officers and/or, as the case may be, directors of the Company. The address for the directors and the identified executive officers is the address of the Company's administrative affiliate, Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, FL 33146. Unless otherwise indicated, the beneficial owner had sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)	Percent of Class(%)
Clive E. Warshaw	1,237,328(1)	8.50%
Leonard Fluxman	147,407 (2)	1.01
Stephen Lazarus	21,725 (3)	*
Robert C. Boehm	76,376 (4)	*
Glenn Fusfield	21,000 (5)	*
Sean C. Harrington	10,426 (6)	*
Michèle Steiner Warshaw	6,835 (7)	*
Cynthia R. Cohen	4,864 (8)	*
David S. Harris	10,602 (9)	*
Steven J. Preston	5,854 (10)	*
Directors and executive officers as a group (15 persons)	1,621,968(11)	11.14
Franklin Resources, Inc. and Reporting Group	1,828,956 (12)	12.56
Fidelity Management and Research Company	1,690,800 (13)	11.62
Kayne Anderson Rudnick Investment Management, LLC	939,147 (14)	6.45
Wellington Management Company, LLP	853,349 (15)	5.86

__________

* Less than one percent

(1) Includes 41,668 shares issuable upon exercise of options currently exercisable, or exercisable within 60 days after April 15, 2009 (hereinafter, "currently exercisable"). Does not include shares owned by Michèle Steiner Warshaw, Mr. Warshaw's wife and a director of the Company, as to which Mr. Warshaw disclaims beneficial ownership.

(2) Includes 82,613 shares issuable upon exercise of currently exercisable options.

(3) Includes 11,500 shares issuable upon exercise of currently exercisable options.

(4) Includes 63,711 shares issuable upon exercise of currently exercisable options.

(5) Includes 7,666 shares issuable upon exercise of currently exercisable options and 3,333 restricted shares that vested on April 25, 2009.

(6) Includes 5,500 shares issuable upon exercise of currently exercisable options.

(7) Includes 3,000 shares issuable upon exercise of currently exercisable options and 1,545 restricted shares scheduled to vest on June 13, 2009. Does not include shares owned by Clive E. Warshaw, Ms. Warshaw's husband and the Chairman of the Board of the Company, as to which Ms. Warshaw disclaims beneficial ownership.

(8) Includes 518 shares issuable upon exercise of currently exercisable options and 1,854 restricted shares scheduled to vest on June 13, 2009.

(9) Includes 6,000 shares issuable upon exercise of currently exercisable options and 1,854 restricted shares scheduled to vest on June 13, 2009.

(10) Includes 4,000 shares issuable upon exercise of currently exercisable options and 1,854 restricted shares scheduled to vest on June 13, 2009. Does not include 556 shares owned by Shanthi Preston, Mr. Preston's wife, as to which Mr. Preston disclaims beneficial ownership.

(11) Includes 285,518 shares issuable upon exercise of currently exercisable options, 3,333 restricted shares that vested on April 25, 2009 and 7,107 restricted shares scheduled to vest on June 13, 2009.

(12) According to a Schedule 13G dated January 28, 2009 filed by Franklin Resources, Inc. ("Franklin"), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Templeton Investments Corp. ("FTIC"), (i) FTIC has sole voting power and sole dispositive power with respect to 1,701,156 shares and (ii) Templeton Investment Counsel, LLC has sole voting power with respect to 113,440 shares and sole dispositive power with respect to 127,800 shares. The address of the above entities is One Franklin Parkway, San Mateo, CA 94403-1906.

(13) According to a Schedule 13G dated February 16, 2009 filed by FMR LLC ("FMR"), the parent company of Fidelity Management and Research Company ("Fidelity"), Fidelity has no voting power with respect to the shares and sole dispositive power with respect to the shares. The address of FMR is 82 Devonshire St., Boston, MA 02109.

(14) This information is according to a Schedule 13G dated February 10, 2009 filed by Kayne Anderson Rudnick Investment Management, LLC ("Kayne"). The address of Kayne is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.

(15) According to a Schedule 13G dated February 17, 2009 filed by Wellington Management Company, LLP ("Wellington"), Wellington has shared voting power with respect to 747,749 shares and shared dispositive power with respect to all of the shares. The address of Wellington is 75 State Street, Boston, MA 02109.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Set forth below is a discussion of the Company's executive compensation programs pursuant to which the compensation described in the tables and accompanying notes below was paid.

Overview

The Compensation Committee of the board of directors is responsible for reviewing and approving all compensation for the named executives and other executive officers of the Company.

The Company provides a competitive executive compensation program, the objectives of which are to attract, retain and reward employees whose performance and contributions add to the Company's success. This compensation approach targets total compensation at the 75th percentile of a group of companies identified with the assistance of the Compensation Committee's independent compensation advisor, Towers Perrin, an outside compensation consultant (the "Consultant"), with the opportunity to earn additional compensation for strong Company-wide and, in certain cases, business unit, performance. At that level of compensation, the committee believes that its executive compensation program is effective at attracting, retaining and rewarding executive officers responsible for leading the Company in the achievement of its business goals. The Company believes that this approach is consistent with its ultimate goal of maximizing shareholder value.

The compensation payable to four of the named executives is based on the employment agreements described below under "Employment Agreements." Those agreements, among other things, establish minimum base salaries (in each case the salary in effect as of the effective date of each agreement), the performance targets for non-equity incentive compensation and general rights to receive equity awards. The employment agreement for the Chief Executive Officer also establishes the minimum amounts of annual awards of certain equity compensation.

Mr. Harrington does not currently have an employment agreement with the Company. He and the Company are currently in discussions with respect to such an agreement. The performance targets upon which Mr. Harrington's non-equity incentive compensation was based for 2008 are reflected in note (1) to the "2008 Grants of Plan-Based Awards" table, below.

Compensation Philosophy

The Compensation Committee believes that the Company's goal of maximizing shareholder value depends to a significant extent on the Company's ability to attract and retain qualified executive officers. In order to do so, the Compensation Committee believes that the Company is required to offer attractive compensation packages.

The Compensation Committee also believes that shareholder value is enhanced by aligning the interests of its executive officers with the interests of its shareholders. In the opinion of the Compensation Committee, the compensation arrangements for the named executives and other executive officers of the Company promote such an alignment of interests by offering (i) non-equity incentive compensation in the form of cash bonuses tied to specified Company and business unit performance targets and (ii) the opportunity to receive equity awards under the Current Equity Plan, including equity incentive awards tied to specified Company and business unit performance targets.

These forms of at-risk incentive compensation opportunities represent a very significant portion of the total compensation to the executive officers of the Company and the respective values of such compensation opportunities are linked directly to the Company's performance.

Total compensation is targeted with a mix of both cash and equity-based compensation. The Compensation Committee chooses cash compensation to be competitive for recruitment and retention of top talent. The Compensation Committee chooses equity-based compensation for similar reasons, but also to create a linkage between shareholder reward and executive reward. The committee believes that the significant portion of the compensation of the named executives represented by equity-based compensation, including shares vesting over three years, creates this linkage. This is especially true viewed over successive years; at any given time, zero, two-thirds or one-third of shares awarded, as the case may be, are not yet vested. The relative amounts of each element are based on input from an independent compensation advisor retained by the Compensation Committee and the collective judgment of the Compensation Committee.

The Compensation Committee further believes that an executive officer's total compensation opportunity should be commensurate with position and responsibility. Accordingly, the proportion of total compensation attributable to variable, at-risk elements increases with successively higher levels of responsibility at the Company. Thus, the most senior executive officers of the Company who are responsible for the development and execution of the Company's strategic plans have the largest portion of their compensation tied to variable incentives, including equity-based compensation, in which ultimate value is dependent on changes that impact shareholder value.

The determination of the target amount of equity awards for each of the named executives for 2008 was based on taking the total amount of targeted compensation (i.e., the compensation payable if all of the performance targets applicable to incentive awards are achieved) for such individual that was deemed appropriate by the Compensation Committee and subtracting from that amount the proposed base salary and targeted short-term incentive compensation. The aggregate value of the two equity award components was intended to equal the remainder from that subtraction.

Components of Compensation - Overview

The Company's compensation program for its executive officers consists of four components: base salary, non-equity incentive compensation in the form of cash bonuses, awards of restricted shares and performance shares (through January 2006, equity awards included share options) under the Current Equity Plan, and various employee benefits (including, among other things, automobile allowances, medical and disability insurance and 401(k) plan benefits). The program places a significant percentage of the Company's executive officers' compensation at risk, rewarding the executives if the performance of the Company warrants such a reward and, accordingly, encouraging the building of shareholder value.

Categories of Named Executives' Compensation

The Compensation Committee views the general parameters of compensation for the named executives in three categories. The first compensation category is for the Chief Executive Officer. This category reflects the overall responsibilities of the senior executive officer of the Company and the applicable compensation is determined accordingly.

The second category, for Messrs. Boehm, Fusfield and Lazarus, reflects, for Messrs. Boehm and Lazarus, that their respective responsibilities entail work for the Company itself as well as for each of its divisions, and for Mr. Fusfield, responsibilities as chief operating officer of the Company's principal business unit (Maritime). For each of these three individuals, the base salary and the threshold percentages for the achievement of the performance targets relating to non-equity incentive compensation (potential cash bonus) are the same. Equity grants (restricted shares) and equity incentive compensation (performance shares) for each of those three named executives includes the same number of shares to be awarded, or potentially awarded, if the performance targets are achieved. The difference in the scope of operating responsibilities between Messrs. Boehm and Lazarus, on the one hand, and Mr. Fusfield, on the other, is reflected in the fact that Mr. Fusfield's non-equity incentive compensation and equity incentive compensation are weighted substantially toward the achievement of specified performance targets by the Maritime Division. Those compensation components for Messrs. Boehm and Lazarus, as well as for Mr. Fluxman, are tied exclusively to Company-wide performance.

The third category, for Mr. Harrington, also reflects the fact that he is the senior operating officer of the Company's Elemis Limited subsidiary ("Elemis"). While the Elemis business unit is smaller than the Maritime Division, the base salary of Mr. Harrington, who is based in the United Kingdom, was higher than that of Messrs. Boehm, Fusfield and Lazarus in 2008 and prior years due to the fact that Mr. Harrington's base salary is established based on appropriate comparative U.K. compensation and due to the relative strength of the British Pound Sterling (the currency in which Mr. Harrington's compensation is paid) compared to the U.S. Dollar (in which the Company's U.S. - based employees are paid) in recent years. Accordingly, Mr. Harrington also has the potential to receive a higher (in U.S. Dollars) non-equity incentive bonus, to the extent the British Pound Sterling is strong compared to the U.S. Dollar and provided that the pertinent performance targets are met or exceeded. Mr. Harrington's non-equity incentive compensation performance target thresholds are the same as those for Messrs. Boehm, Fusfield and Lazarus, and Mr. Harrington's equity incentive compensation includes the same number of shares to be awarded, or potentially awarded, if the performance targets are achieved, as for those individuals. As is the case with Mr. Fusfield, the performance targets on which Mr. Harrington's non-equity incentive compensation and equity compensation are based are weighted heavily toward the achievement of specified performance targets of Mr. Harrington's business unit.

Compensation Determination Process

The Compensation Committee makes compensation determinations for the named executives and the other executive officers of the Company annually, in the fourth quarter of the year preceding the year in question. In connection with those determinations for 2008, the Compensation Committee received recommendations from the Chief Executive Officer of the Company, whose involvement in the compensation determination process was limited to making such recommendations.

In addition, in each of 2005 and 2006, the Compensation Committee retained, at the Company's expense, Towers Perrin, an outside compensation consultant (the "Consultant"), to provide objective, independent analysis and advice to the committee with respect to compensation of the named executives and other executive officers of the Company. The Consultant was retained in each of 2005 and 2006 to assess the competitiveness of the compensation of those officers so that appropriate compensation levels for 2006 and 2007, respectively, could be determined. The Consultant also had been retained to provide advice with respect to compensation of the Company's executive officers in 2003. The Consultant was again retained beginning in the first quarter of 2009 to provide advice with respect to the New Plan and executive compensation for 2010. Other than as described above, the Consultant has not been asked to provide any other services for the committee or the Company.

For 2008, neither the Consultant nor any other outside compensation consultant was retained by the committee. The committee believed that the use of such outside consultant was not necessary for 2008 in light of (i) there being no significant change in the business of the Company and no anticipated significant changes in external factors affecting the business of the Company, (ii) there being no change in the composition or duties of the senior management team, (iii) the most recent advice provided by the Consultant being only approximately one year old at the time of the 2008 executive compensation determination and (iv) the committee's belief that the executive employment marketplace pertinent to the Company had not changed significantly since the time of receipt of that prior advice from the Consultant.

In connection with its providing advice for 2006 and 2007, the Consultant was advised of the Company's compensation philosophy of providing total compensation for the named executives in amounts placing them, as a group, in the 75th percentile of total compensation of officers in similar positions at comparable companies. For 2007, the Consultant reviewed base salary, annual incentives and long-term incentives of officers in positions similar to those of the Company's executive officers, with a variety of companies, including, for Mr. Harrington, United Kingdom-based companies.

In connection with its report to the Compensation Committee relating to potential executive compensation for 2006, the Consultant identified a peer group of 14 companies (which were identified in the proxy statement for the Company's 2007 annual meeting of shareholders) on which its advice was based. For 2007, based on discussions with the Consultant, the Compensation Committee determined that a broader view of other companies' compensation approaches with respect to officers in positions similar to the named executives would better reflect the labor market and provide more accurate data on which the committee could make its compensation decisions. Accordingly, the Consultant's advice was based on its analysis of the Consultant's database of 800 companies and the database of another outside compensation consultant, consisting of 2,500 companies. The compensation information determined from an analysis of those databases was adjusted to reflect the difference in the revenues of the Company as compared to those companies.

The committee has determined that, due to the varied nature and multitude of the companies on which the Consultant relied in its analysis and the fact that there was no benchmarking undertaken by the committee with respect to any specific companies, it would not be materially useful or practicable to include a list of those companies in this discussion.

Components of Compensation - Analysis

Base Salary. Base salary is subject to the "floor" established in the employment agreements for each named executive with such an agreement (the salary in effect as of the effective date of the agreement). As part of the Compensation Committee's determination of overall compensation for the named executives, consideration is given to percentage increases in base salaries.

Overall, salary targets for the named executives and other executive officers are set based on the Company's budgets for the upcoming year (which budgets are required to be approved by the Compensation Committee to the extent they affect compensation of executive officers). Typically, there is an annual percentage increase in base salary for all the named executives, with individual variances based on relative performance (merit) or the need to bring the base salary of one or more individuals to peer levels.

For 2008, the percentage increase was 10.0% for each of the named executives. That amount was deemed appropriate by the committee in light of the performance of the named executives. This was part of the total compensation package for the year and was intended to bring the total compensation of the named executives into line with what the Compensation Committee deemed appropriate in light of the advice of the Consultant.

In view of the current economic conditions, the Compensation Committee determined that base salaries for the named executives would not be increased for 2009.

Short-term Incentive Compensation. In addition to base salary, the employment agreements for the named executives provide them with the opportunity to earn additional cash compensation if the annual Company and, in the case of Messrs. Fusfield and Harrington, annual business unit, targets are met or exceeded. The types of performance targets for, and the threshold, target and maximum amounts of, these awards are established in the employment agreements for the named executives, where applicable, and for Mr. Harrington, for 2008, by the Compensation Committee. These awards are mathematically interpolated between threshold and maximum amounts and, in general, no positive or negative discretion is applicable to the award determination.

The threshold performance target for receipt of non-equity incentive compensation is the achievement of 90% of the targeted amount of the applicable performance measure for the year in question.

The Company-wide performance measure for non-equity incentive compensation awards is the budgeted earnings per share of the Company for the year in question (the "EPS Measure"). For Messrs. Fluxman, Lazarus and Boehm, this is the only performance measure upon which their short-term incentive compensation is based. For Messrs. Fusfield and Harrington, this performance measure represents one of multiple applicable performance measures underlying their short-term incentive compensation. The targeted earnings per share budgeted for 2008 was $2.35 and the threshold level for the achievement of the target was $2.12. For 2008, the Company's actual earnings per share was $2.96. In addition to the Company's operational performance, a significant cause of the Company's earnings per share exceeding the amount budgeted therefor was the strengthening of the U.S. Dollar compared to the British Pound Sterling during 2008.

For Messrs. Fusfield and Harrington, the EPS Measure only constituted, for 2008, 15% and 20%, respectively, of the target bonus for each of those individuals. The balance of the performance targets for the non-equity incentive compensation for Messrs. Fusfield and Harrington were based on the income from operations and net income, respectively, of the operating units which they lead. For Mr. Fusfield, those operating units were the Company's Maritime Division, upon which most of his potential short-term incentive compensation was based, and the Company's day spa in Coral Gables, Florida (the "Day Spa"), upon which a small portion of such potential compensation was based. For Mr. Harrington, the operating units were those relating to Elemis.

The committee believes that the performance target amount for the Maritime Division for 2008 was reasonably difficult to achieve for Mr. Fusfield because that division must ensure a consistent level of top quality execution (the spas that the Company operates are first class luxury spas) across more than 130 vessels of different sizes, national origin, quality class and passenger profile. This difficulty is compounded by the fact that the Company does not control the operation of the cruise ships it serves and has limited influence on the nature of passengers who travel on these ships.

The committee believes that the Day Spa performance target amount for Mr. Fusfield was difficult to achieve in light of the strong competition, increasing costs and other challenges affecting that stand-alone retail business. For 2008, the performance target for those operations was not achieved.

Similarly, the committee believes that the performance target amount for Elemis-related operations for 2008 was reasonably difficult to attain for Mr. Harrington due to the extremely competitive nature of the beauty products business, including harsh pricing competition (involving more well-known rivals with greater resources), and the need to regularly introduce new products. For 2008, Mr. Harrington only received approximately 75% of the targeted amount of this bonus.

The Compensation Committee believes that weighting this incentive compensation heavily towards earnings per share closely aligns the interests of the named executives with those of the shareholders because that performance measure often can be a key factor in determining shareholder value. The committee believes that the use of the income from operations and net income performance measures with respect to operating unit performance also is appropriate in aligning the interests of the named executives with those of the shareholders, since income from operations and net income are key determinants of earnings per share.

These considerations also are reflected in the fact that the performance targets with respect to the long-term incentive compensation for 2008, described below, are similar to those for the 2008 short-term incentive compensation.

Long-Term Incentive Compensation. Long-term incentive compensation awards are designed to reward the named executives and other Company officers and employees for achievement of Company goals, which ultimately result in increased shareholder value. These awards are equity-based to align the long-term interests of executive officers (and other award recipients) with those of shareholders. These awards are made by the Compensation Committee under the Current Equity Plan and would be made by the Compensation Committee under the New Plan, if it is approved by the shareholders. Certain information with respect to the Current Equity Plan is set forth below, under "2004 Equity Incentive Plan."

Annual equity incentive awards are typically made in the fourth quarter at the time that base salaries for the named executives and other executive officers of the Company for the following year are determined.

Until the January 2006 equity award (which substituted for the award that normally would have been made in the fourth quarter of 2005), these annual equity awards consisted of share options and, beginning with the award made for 2005, restricted shares. Those awards vest in equal installments over three years and increase in value only, and to the extent that, the market price of the Common Shares increases.

The December 2007 (for 2008) long-term equity incentive awards for the named executives consisted of two components. The principal component of the award was performance shares, the vesting of which (over three years) is dependent on the achievement of the performance targets (but, excluding with respect to Mr. Fusfield, the operations of the Day Spa), described above, under "Short-Term Incentive Compensation," except that the threshold for receipt of the EPS Measure component of this award was 95% of the targeted performance. Accordingly, for the EPS Measure component, the threshold amount was $2.23. The threshold amount for the business unit performance measures is the same as that for the short-term incentive compensation - 90%. Those shares constituted approximately 75% of the targeted number of shares that comprised these long-term equity awards. The remaining approximately 25% of the long-term incentive compensation awards for 2008 consisted of restricted shares that vest in equal installments over three years without regard to performance targets.

The committee's view as to the degree of difficulty in achieving the business unit performance targets underlying the short-term incentive compensation are described above, under "Short-Term Incentive Compensation."

While the Compensation Committee believes that both of these forms of long-term incentive compensation align the interests of the named executives with those of the shareholders, the variance in the amounts of these two forms of equity compensation reflect the Compensation Committee's intention of tying a significant portion of the named executives' compensation directly to specified Company and business unit performance. This intention of the Compensation Committee was also reflected in the equity incentive awards made to the named executives in December 2008 (for 2009), which consist of the same types of awards as those made to the named executives in December 2007 (for 2008), with performance-based equity compensation consisting of approximately 70% of those awards.

Other Equity Awards

The Compensation Committee also awards long-term equity compensation in the form of restricted shares, which vest equally over three years, in connection with the recruitment and retention of executive officers of the Company. In 2008, the committee awarded restricted shares to Mr. Boehm upon his entering into a new employment agreement with the Company.

Applicability of Section 162(m)

Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the "Code"), limits the annual corporate federal income tax deduction for compensation paid to the named executives to $1,000,000, unless the compensation qualifies as "performance based" and has been approved in advance by a vote of the Company's shareholders. For 2008, the deductibility of the compensation of one of the named executives was limited primarily because of certain grants of equity that were subject to this limitation. However, this limitation did not require the Company to pay U.S. federal income tax in 2008 because there were sufficient net operating losses available to the Company for that year to offset such loss of deductibility. The Company believes that performance-based equity awards that have been made under the Current Equity Plan, including those made in November 2008, will not be subject to the limitations under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis ("CD&A") with management and, based on such review and discussions, the Compensation Committee recommended to the board that the CD&A be included in this Proxy Statement.

Members of the Compensation Committee

David S. Harris, Chair
Cynthia R. Cohen
Steven J. Preston

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2008, 2007 and 2006, information concerning compensation for services in all capacities paid to the Company's principal executive officer (Chief Executive Officer), principal financial officer (Executive Vice President and Chief Financial Officer) and the next three most highly compensated executive officers (collectively, the "named executives").

Name and Principal Position	Year	Salary ($)	Share Awards ($) (1)	Option Awards ($) (1)	Non-equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Leonard I. Fluxman President and Chief Executive Officer	2008 2007 2006	$670,496 609,541 575,039	$2,238,121 1,368,300 755,533	$ 95,234 257,696 392,234	$1,340,992 735,681 706,453	$58,216(4) 50,644 47,028	$4,403,059 3,021,862 2,476,287
Stephen Lazarus Executive Vice President and Chief Financial Officer	2008 2007 2006	331,100 301,000 280,000	748,891 545,966 270,045	52,152 98,283 194,203	331,100 181,645 171,994	39,985(5) 32,484 29,588	1,503,227 1,159,378 945,830
Robert C. Boehm Executive Vice President and General Counsel	2008 2007 2006	331,100 301,000 280,000	772,591 422,466 226,059	52,152 98,283 162,586	331,100 181,645 171,994	51,979(6) 51,990 49,693	1,538,923 1,055,384 890,332
Glenn Fusfield Executive Vice President and Chief Operating Officer - Maritime	2008 2007 2006	331,100 301,000 280,000	778,479 534,087 226,059	52,152 98,283 149,774	192,700 252,997 160,339	45,976(7) 33,598 29,484	1,400,407 1,219,965 845,656
Sean C. Harrington Managing Director of Elemis Limited (8)	2008 2007 2006	407,688 400,676 342,904	422,743 325,999 197,935	24,942 47,005 72,133	206,454 48,359 186,677	47,976(9) 46,519 44,377	1,109,803 868,558 844,026

    The amounts in these columns represent the dollar amounts recognized by the Company as expenses for financial reporting purposes for the years indicated, respectively, in accordance with FAS 123R (without estimates of forfeiture) for restricted shares and performance Common Shares ("performance shares") ("Share Awards" column) granted to the named executives in 2008 and prior years and share options ("Option Awards" column) granted to the named executives in 2006 and prior years (no share options were granted during 2008 or 2007). The amounts in the Option Awards column represent the portion of share option awards made during 2006 and prior years recognized for financial statement reporting purposes for the indicated years in accordance with FAS 123R (excluding forfeiture estimates). The methodologies and assumptions utilized in the valuation of these equity awards are set forth in Note 2(n) to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2008. These equity awards were made under the (i) 1996 Option Plan (awards made until June 2004) and (ii) Current Equity Plan (awards made beginning in June 2004).

    These awards were made based on the achievement of performance targets specified in the incentive bonus provisions of the respective employment agreements for the named executives other than Sean Harrington, who did not have an employment agreement in place in 2008 and 2007. These bonus provisions are described below under "Employment Agreements." Mr. Harrington's award was based upon achievement of the performance targets described in note (1) to the "2008 Grants of Plan-Based Awards" table, below.

    The dollar amounts for the perquisites and personal benefits reported in this column are based on the incremental cost of these items to the Company and were determined (i) where the benefit was linked to a direct out-of-pocket expense, based on the actual expense incurred, (ii) where the benefit was ancillary to a business expense (i.e., performance of spa services by Company personnel), based on the estimated incremental cost to the Company of the provision of the benefit and (iii) with respect to samples of Company products, based on the cost of these products to the Company. Where the cost was denominated in British Pounds Sterling, these amounts were converted into U.S. Dollars based on the average exchange rate for each of 2008, 2007 and 2006, as applicable. Certain of the named executives also purchased Company products at a discount, but since that discount price exceeded the cost to the Company of the products, there was no incremental cost to the Company in connection with such purchases and, therefore, those transactions are not required to be reported in this table.

    For 2008, represents an automobile allowance of $25,000, contribution to a 401(k) plan account of $9,200, disability insurance premiums of $7,052, medical insurance premiums of $7,812, reimbursement of life insurance premiums of $1,395, spa services for Mr. Fluxman and his immediate family at Company facilities in the amount of $6,462, samples of Company products in the amount of $52 and payment of home business telephone and internet line charges of $1,243. For 2007, represents an automobile allowance of $20,000, contribution to a 401(k) plan account of $9,000, disability insurance premiums of $6,835, medical insurance premiums of $6,663, reimbursement of life insurance premiums of $1,395, spa services for Mr. Fluxman and his immediate family at Company facilities in the amount of $5,167 and payment of home business telephone and internet line charges of $1,584. For 2006, represents an automobile allowance of $20,000, contribution to a 401(k) plan account of $8,400, disability insurance premiums of $6,835, medical insurance premiums of $5,864, term life insurance premiums of $1,790, spa services for Mr. Fluxman and his immediate family at Company facilities in the amount of $2,807, samples of Company products in the amount of $127 and reimbursement of home business telephone and internet line charges of $1,205.

    For 2008, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,200, disability insurance premiums of $5,518, medical insurance premiums of $7,812, reimbursement of life insurance premiums of $818, spa services for Mr. Lazarus and his immediate family at Company facilities in the amount of $1,222, samples of Company products in the amount of $52 and reimbursement of home internet line charges of $363. For 2007, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $9,000, disability insurance premiums of $5,304, medical insurance premiums of $6,663, reimbursement of life insurance premiums of $707, spa services for Mr. Lazarus and his immediate family at Company facilities in the amount of $513 and reimbursement of home internet line charges of $297. For 2006, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $8,400, disability insurance premiums of $4,521, medical insurance premiums of $5,864, spa services for Mr. Lazarus and his immediate family at Company facilities in the amount of $269, samples of Company products in the amount of $127 and reimbursement of home internet line charges of $407.

    For 2008, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,200, disability insurance premiums of $2,881, medical insurance premiums of $7,579, reimbursement of life insurance premiums of $1,077, a payment of $12,734 for unused vacation time, spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $2,984, samples of Company products in the amount of $52 and reimbursement of home internet line charges of $472. For 2007, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $9,000, disability insurance premiums of $2,647, medical insurance premiums of $3,166, payments of $8,869 in lieu of medical insurance payments for a portion of the year when medical insurance premiums were not paid by the Company, reimbursement of life insurance premiums of $2,802, a payment of $12,326 for unused vacation time, spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $2,630, samples of Company products in the amount of $35 and reimbursement of home internet line charges of $515. For 2006, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $8,400, disability insurance premiums of $2,647, payments in lieu of medical insurance premiums of $15,205, a payment of $11,760 for unused vacation time, spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $1,018, samples of Company products in the amount of $127 and reimbursement of home internet line charges of $536.

    For 2008, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,200, disability insurance premiums of $9,830, medical insurance premiums of $7,812, spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $4,082 and samples of Company products in the amount of $52. For 2007, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $9,000, disability insurance premiums of $3,868, medical insurance premiums of $6,663, reimbursement of life insurance premiums of $680 and spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $3,387. For 2006, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $8,400, disability insurance premiums of $3,308, medical insurance premiums of $5,864, spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $1,785 and samples of Company products in the amount of $127.

    Mr. Harrington's cash compensation was paid in British Pounds Sterling. All such amounts, as well as the values of non-cash items reported under "All Other Compensation," are presented in U.S. Dollars based on the average exchange rate for each of 2008, 2007 and 2006, as applicable.

    For 2008, represents an automobile allowance of $20,663, reimbursement of fuel expenses in the amount of $3,391, contribution to a private pension arrangement maintained by Mr. Harrington of $18,531, medical insurance premiums of $3,373, spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $1,966 and samples of Company products in the amount of $52. For 2007, represents an automobile allowance of $21,619, contribution to a private pension arrangement maintained by Mr. Harrington of $20,034, medical insurance premiums of $3,455, spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $995, samples of Company products in the amount of $56 and reimbursement of home internet line charges of $360. For 2006, represents an automobile allowance of $23,515, contribution to a private pension arrangement maintained by Mr. Harrington of $17,145, medical insurance premiums of $2,933, spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $171, samples of Company products in the amount of $127 and reimbursement of home internet line charges of $486.

Employment Agreements

The Company has entered into employment agreements with four of the named executives, as described below. Mr. Harrington is currently being paid a salary at the annual rate of approximately $327,869 (based on the British Pounds Sterling to U.S. Dollar exchange rate on April 15, 2009). For 2009, the Compensation Committee has approved a bonus formula for Mr. Harrington with the same performance measures (with different targets) as in effect for 2008.

All of the agreements for the four named executives provide for, among other things: (i) the termination of the employee by the Company upon the occurrence of specified events relating to the employee's conduct; (ii) an agreement from the employee not to compete with the Company, not to disclose certain confidential information of the Company and not to solicit employees of the Company to leave their employment with the Company; (iii) the continuation of compensation payments to a disabled named executive until such officer has been unable to perform the services required of him or her for specified periods of time; (iv) an automobile allowance; (v) payments to be used for the purchase of a disability insurance policy and term life insurance; (vi) payments upon death or disability; (vii) 401(k) plan payments; (viii) health insurance (or payments in lieu thereof); and (ix) payments in lieu of unused vacation time (up to certain limits). The budgets containing targeted performance on which bonuses may be earned under the employment agreements are required to be approved for such purpose by the Compensation Committee. These bonuses are subject to reduction of up to 25% by the Compensation Committee in the event of certain failures by a named executive to follow Company policy.

Under their employment agreements, the named executives are entitled to receive certain payments from the Company and the acceleration of certain equity awards in the event such a named executive's employment with the Company terminates under various circumstances, including termination by a named executive after a change in control of the Company.

Under the employment agreements for the named executives, a "change in control" is deemed to occur if (i) over a 12-month period, a person or group of persons acquires shares of the Company representing 35% of the voting power of the Company or a majority of the members of the board is replaced by directors not endorsed by the members of the board before their appointment or (ii) a person or group of persons (other than a person or group of persons controlled, directly or indirectly, by shareholders of the Company) acquires 40% or more of the gross fair market value of the assets of the Company over a 12-week period.

If the employment agreement of a named executive is not renewed on terms at least as favorable as in that agreement, that named executive also would be entitled to certain payments. The types of terminations and the amounts payable for each are described below under "Potential Payments on Termination, Including After a Change in Control."

The named executives and their immediate families also are entitled to receive certain complimentary spa services at facilities of the Company and samples of, and discounts on purchases of, products of the Company.

Leonard Fluxman. In March 2006, the Company entered into a five-year employment agreement with Leonard Fluxman, effective as of January 1, 2006. The agreement provides for a minimum annual base salary of $575,000 and, as amended effective January 2007, an annual bonus of 50% of Mr. Fluxman's then base salary upon the attainment of 90% of the EPS Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the EPS Measure up to a maximum bonus equal to 200% of Mr. Fluxman's base salary.

The agreement also provides for a grant, on the date thereof, of 30,000 restricted shares pursuant to the Current Equity Plan, which vested at the rate of one-third thereof on each of the first three anniversaries of the date of grant, and the granting to Mr. Fluxman, as part of the annual grant of equity to officers and certain other employees of the Company, of not less than 21,000 options to purchase Common Shares (which would vest at the rate of one-third thereof on each of the first three anniversaries of the date of grant, subject to acceleration in certain events) and 26,000 performance shares. The unvested portions of any of the performance shares or options granted to Mr. Fluxman during the term of the agreement would be immediately forfeited in the event Mr. Fluxman's employment is terminated for cause or he voluntarily resigns his employment. Those options and performance shares would vest immediately upon (i) Mr. Fluxman's death or disability, (ii) Mr. Fluxman's retirement, (iii) termination of Mr. Fluxman's employment without cause or for illness or (iv) Mr. Fluxman's termination of his employment for Good Reason (which includes a change in control), as defined in the employment agreement. The agreement also gives Mr. Fluxman the right under certain circumstances to require the Company to purchase any shares of the Company's Steiner Education Group, Inc. subsidiary ("SEG") held by Mr. Fluxman at the time of the termination of Mr. Fluxman's employment with the Company.

The agreement provides that if Mr. Fluxman is required to pay, on or following a change in control, any excise tax pursuant to the Code, or any interest or penalties with respect to such excise tax, with respect to payments he receives from the Company (the "Payments"), the Company is required to pay to or on behalf of Mr. Fluxman an additional payment (a "Gross-Up Payment") in an amount such that after payment by Mr. Fluxman of all taxes imposed on the Gross-Up Payment, Mr. Fluxman retains an amount of the Gross-Up Payment that will be equal to the excise tax imposed upon the Payments.

Stephen Lazarus. The Company entered into a five-year employment agreement, effective August 21, 2006, with Stephen Lazarus, Executive Vice President and Chief Financial Officer of the Company. That agreement provides for the payment of an annual base salary of not less than $280,000. In addition, under an amendment to the agreement effective January 1, 2007, Mr. Lazarus is entitled to receive a bonus of 25% of his then base salary upon the attainment of 90% of the EPS Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the EPS Measure, up to a maximum bonus equal to 100% of base salary.

The agreement also provides for a grant on the date thereof of 10,000 restricted shares pursuant to the Current Equity Plan, which vest equally on the first three anniversaries of the date of the grant (subject to acceleration in certain events), and the right to be granted equity awards, as part of the Company's annual grant of awards to officers and other employees.

Robert C. Boehm. The Company entered into a five-year employment agreement, effective January 1, 2008, with Robert C. Boehm, Executive Vice President and General Counsel of the Company. That agreement, which replaced an agreement that expired by its terms on December 31, 2007, provides for the payment of an annual base salary of not less than $331,100. In addition, Mr. Boehm is entitled to receive a bonus on the same terms as applicable to the bonus payable to Mr. Lazarus.

The agreement also provides for a grant on the date thereof of 10,000 restricted shares pursuant to the Current Equity Plan, which vest equally on the first three anniversaries of the date of the grant (subject to acceleration in certain events), and the right to be granted equity awards, as part of the Company's annual grant of awards to officers and other employees.

Glenn Fusfield. In April 2007, the Company entered into a five-year employment agreement with Glenn Fusfield, Executive Vice President and Chief Operating Officer - Maritime of the Company, effective January 1, 2007. Under his agreement, as amended, Mr. Fusfield is entitled to receive an annual base salary of not less than $301,000 and a bonus comprised of three components. Under the first component, Mr. Fusfield is entitled to receive a bonus equal to 20% of his then base salary upon the attainment of 90% of the budgeted income from operations of the Company's Maritime Division for the year in question and additional bonuses based on that division's exceeding that 90% threshold, including its exceeding the budgeted income from operations. Under the second component, Mr. Fusfield is entitled to receive a bonus of 3.75% of his then base salary upon the attainment of 90% of the EPS Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the EPS Measure. Under the third component, Mr. Fusfield is entitled to receive an amount equal to 1.25% of his then base salary upon the attainment of 90% of the budgeted income from operations of the Day Spa for the year in question and additional bonuses based on Day Spa's exceeding that 90% threshold, including exceeding its budgeted income from operations.

The maximum bonus receivable under each of the three components is an amount equal to twice the threshold amount indicated above for such component.

The agreement also provides for a grant on the date thereof of 10,000 restricted shares pursuant to the Current Equity Plan, which vest equally on the first three anniversaries of the date of the grant (subject to acceleration in certain events), and the right to be granted equity awards, as part of the Company's annual grant of awards to officers and other employees.

2004 Equity Incentive Plan

Under the Current Equity Plan, directors, officers and certain other employees of, and consultants to, the Company may be granted a variety of long-term incentives, including restricted and unrestricted shares, performance shares, non-qualified share options, incentive share options, share appreciation rights, exercise payment rights and other performance awards. The Current Equity Plan is administered by the Compensation Committee of the board of directors. Under the Current Equity Plan, the Compensation Committee determines, in its discretion, among other things, who will receive awards, when the awards will be granted, the number of shares or cash (no cash awards have been granted to date) involved in each award, the time or times when any options will become exercisable or restrictions on shares will lapse, any performance targets applicable to awards and, subject to certain conditions, the price and duration of options.

Equity awards granted under the Current Equity Plan may vest in specified installments. The term of any option may not exceed ten years from the date of grant. Payment of the exercise price of options may be made by certified or bank cashier's check, by tender of Common Shares having a fair market value equal to the option exercise price or by any other means acceptable to the Compensation Committee.

The Current Equity Plan provides that in the event of a change in control of the Company, all share options granted under the Current Equity Plan will automatically become fully exercisable.

In November 2008, an annual grant of restricted shares and/or, as the case may be, performance shares was made to the named executives and certain other employees of the Company. The restricted shares and performance shares vest equally over a three-year period, but the performance shares vest only if certain specified Company performance targets are attained. Holders of those performance shares and restricted shares do not have voting, dividend or other rights of shareholders until the restrictions lapse with respect to those shares.

The Non-Employee Directors, Mr. Warshaw and Ms. Warshaw, received annual grants of restricted shares in 2008 under the Current Equity Plan.

A total of 1,500,000 Common Shares have been reserved for issuance under the Current Equity Plan, although that number is subject to adjustment for share dividends, share splits, recapitalizations and certain other events. The expiration date of the Current Equity Plan, after which awards may not be made thereunder, is June 16, 2014. Except as may be required under any applicable regulatory rules, the board of directors may amend or discontinue the Current Equity Plan without the consent of participants or the Company's shareholders, provided that no such action may adversely affect awards previously granted without each recipient's consent.

As of April 15, 2009, the only awards issued under the Current Equity Plan have been share options to purchase 341,245 Common Shares, including 25,956 options that were cancelled as a result of the termination of employment of the recipients thereof, and a total of 970,205 restricted shares and performance shares, including a total of 53,747 restricted shares and performance shares that were cancelled as a result of the termination of employment of the recipients thereof.

Due to the limited number of shares remaining for issuance under the Current Equity Plan, the board of directors has approved, and is seeking shareholder approval at the Annual Meeting, of the New Plan. A total of 1,000,000 Common Shares would be reserved for issuance under the New Plan. If the New Plan is approved by the shareholders, no additional options or other awards would be granted under the Current Equity Plan. The New Plan, which is similar to the Current Equity Plan, is described in detail below, under "Proposal 2 - Approval of the Company's 2009 Incentive Plan."

Equity Compensation Plan Information

The following information is as of December 31, 2008:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders(1)	973,772	$32.33	268,253
Equity Compensation Plans Not Approved by Security Holders(2)	11,000	98.00	89,000
Total	984,772	$33.06	357,253

(1) The number of securities to be issued upon exercise of outstanding options, warrants and rights includes shares issued under the (i) 1996 Option Plan (which has expired other than with respect to awards made under that plan that continue to be outstanding), (ii) Current Equity Plan and (iii) the Amended and Restated Non-Employee Directors' Share Option Plan, which has expired (other than with respect to awards made under that plan that continue to be outstanding).

(2) The securities represent options covering shares of the common stock of SEG (a subsidiary of the Company wholly-owned other than with respect to the shares underlying the options described below), issued under that entity's 1999 Stock Option Plan (the "SEG Plan"). The only grant of awards under the SEG Plan was a grant, at the time of adoption of the plan, of options to five senior officers of the Company (two of those officers have since left the Company and their options have been cancelled). These options vested in equal annual amounts over three years, have terms of ten years and are forfeited upon certain terminations of employment of an option holder with the Company. These options became exercisable in March 2009. The exercise price of the options is the fair market value of the shares on the date of the grant. The Company has no intention of issuing any other awards under the SEG Plan.

2008 Grants of Plan-Based Awards

The following table sets forth information concerning 2008 awards to the named executives of (i) cash incentive bonuses pursuant to their respective employment agreements and (ii) equity awards under the Current Equity Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Share Awards: Number of Shares of	Grant Date Fair Value
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#) (3)	of Share Awards (4)
Leonard I. Fluxman	-- 11/6/2008 11/6/2008	$335,248 -- --	$670,496 -- --	$1,340,992 -- --	-- 46,307 --	-- 46,307 --	-- 69,461 --	-- -- 20,227	-- $1,210,928 528,936
Stephen Lazarus	-- 11/6/2008 11/6/2008	82,775 -- --	165,550 -- --	331,100 -- --	-- 14,896 --	-- 14,896 --	-- 22,344 --	-- -- 6,507	-- 389,530 170,158
Robert C. Boehm	-- 1/1/2008 11/6/2008 11/6/2008	82,775 -- -- --	165,550 -- -- --	331,100 -- -- --	-- -- 14,896 --	-- -- 14,896 --	-- -- 22,344 --	-- 10,000 -- 6,507	-- 441,600 389,530 170,158
Glenn Fusfield	-- 11/6/2008 11/6/2008	82,775 -- --	165,550 -- --	331,100 -- --	-- 14,896 --	-- 14,896 --	-- 22,344 --	-- -- 6,507	-- 389,530 170,158
Sean C. Harrington	-- 11/6/2008 11/6/2008	50,961(5) --	203,844(5) --	407,688(5) -- --	-- 14,896 --	-- 14,896 --	-- 22,344 --	-- -- 6,507	-- 389,530 170,158

    The amounts reported in these columns represent the threshold, target and maximum amounts of cash bonuses payable to the named executives for 2008 under their respective employment agreements. The performance measures for the bonuses for the named executives other than Mr. Harrington are set forth, above, under "Employment Agreements." For 2008, Mr. Harrington was entitled to receive bonus payments under two performance measures. Under the first measure, Mr. Harrington was entitled to receive a bonus equal to 20% of his base salary upon the attainment of 90% of the budgeted net income from certain operations (the "Elemis-Related Operations") relating to Elemis and additional bonuses based on that 90% threshold being exceeded, including exceeding the budgeted net income from the Elemis-Related Operations. Under the second measure, Mr. Harrington was entitled to receive a bonus of five percent of his base salary upon the attainment of 90% of the EPS Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the EPS Measure. The actual cash bonus payment for 2008 for each named executive is reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table," above.

    The amounts reported under this heading with the grant date of November 6, 2008 represent performance shares granted as part of the annual grant of equity to executive officers and other officers and employees of the Company (the "Annual Award"). This award vests in three equal installments on March 2, 2010, November 6, 2010 and November 6, 2011, provided that the specified performance targets for 2009 are met. If 95% of the EPS Measure or 90% (for the other performance measures), as the case may be, with respect to a particular performance target, is met, the threshold award is earned and if the performance target is exceeded, the amount of shares awarded is increased, up to an amount equal to 150% of the target number of shares. For Messrs. Fluxman, Lazarus and Boehm, the performance measure is the achievement of the EPS Measure. For Mr. Fusfield, the performance measures include the achievement of the budgeted income from operations of the Company's Maritime Division (two-thirds of the target number of shares) and the achievement of the EPS Measure (one-third of the target number of shares). For Mr. Harrington, the performance measures include the achievement of the budgeted net income from the Elemis-Related Operations (two-thirds of the target number of shares, as adjusted) and the achievement of the EPS Measure (one-third of the target number of shares). The terms of this award provide (i) that vesting of the shares would be accelerated in the event of the death or retirement of the named executive, termination of employment of the named executive by the Company without cause, termination of employment by the named executive for "good reason" as provided in the employment agreement for such named executive and a change in control of the Company and (ii) for forfeiture of the shares in the event of termination of employment, except as provided in clause (i).

    The holders of the performance shares and restricted shares reported in this table have no rights as shareholders of the Company until the shares vest.

    The amounts reported under this heading with the grant date of November 6, 2008 represent restricted shares granted as part of the Annual Award. The amount reported under this column with the grant date of January 1, 2008 represents restricted shares that were granted in connection with the new employment agreement entered into on that date between the Company and Mr. Boehm. These restricted shares vest equally on the first three anniversaries of the date of grant and have the same accelerated vesting and forfeiture provisions as the November 6, 2008 grant of performance shares described in note (2), above.

    The amounts reported in this column represent the dollar amounts recognized by the Company as expenses for financial reporting purposes for 2008 in accordance with FAS 123R (without estimates of forfeiture) for performance shares and restricted shares granted to the named executives in 2008. The methodologies and assumptions utilized in the valuation of these equity awards are set forth in Note 2(n) to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

    Mr. Harrington's cash compensation is paid in British Pounds Sterling. These amounts are presented in U.S. Dollars based on the average exchange rate for 2008.

Outstanding Equity Awards at Fiscal Year-End 2008
	Option awards				Share awards
Name	Number of securities underlying unexercised options (#) exercisable (1)	Number of securities underlying unexercised options (#) unexercisable (1)	Option exercise price ($)	Option expiration date	Number of shares or units of shares that have not vested (#) (2)	Market value of shares or units of shares that have not vested ($) (3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (3) (4)
Leonard I. Fluxman	4,113 17,000 40,500 14,000 --	-- -- -- 7,000 --	30.56 14.19 27.67 37.63 --	3/11/2009 12/11/2013 12/5/2014 1/30/2016 --	-- -- -- -- 61,168 (5)	-- -- -- -- $1,805,679	-- -- -- -- 75,500 (6)	-- -- -- -- $2,228,760
Stephen Lazarus	7,667 --	3,833 --	37.63 --	1/30/2016 --	-- 20,681 (7)	-- 610,503	-- 24,287 (8)	-- 716,952
Robert C. Boehm	35,000 9,131 8,140 7,667 --	-- -- -- 3,833 --	12.39 13.10 14.19 37.63 --	9/23/2012 12/11/2012 12/11/2013 1/30/2016 --	-- -- -- -- 27,348 (9)	-- -- -- -- 807,313	-- -- -- -- 24,287 (8)	-- -- -- -- 716,952
Glenn Fusfield	3,833 --	3,833 --	37.63 --	1/30/2016 --	-- 24,668 (10)	-- 728,199	-- 24,287 (11)	-- 716,952
Sean C. Harrington	3,667 --	1,833 --	37.63 --	1/30/2016 --	-- 14,316 (12)	-- 422,608	-- 24,287 (13)	-- 716,952

    All options in this table vest in equal installments on the first three anniversaries of the date of grant (which is the day prior to the date that is ten years before the expiration date for each option), subject to acceleration in the event of a change in control of the Company or the death of the holder, and have ten-year terms. In each case, the exercise price of the options is equal to the average of the high and low prices of a Common Share on the grant date.

    The amounts in this column include (i) restricted shares that have not yet vested and (ii) performance shares whose performance targets were satisfied as of December 31, 2008 that have not yet vested.

    The amounts in this column were determined by multiplying the number of Common Shares by $29.52, the closing price of a Common Share on December 31, 2008.

    The number of shares and the market value thereof reflected in these columns, respectively, are based on the number of shares that may be awarded if the threshold performance targets are met.

    Of these shares, 8,667 vested on January 31, 2009; 10,000 vested on March 24, 2009; 6,742 (rounded to the nearest whole number) vest on each of November 6, 2009, November 6, 2010 and November 6, 2011; 4,250 (rounded to the nearest whole number) vest on each of December 4, 2009 and December 4, 2010; and 13,773 vest on December 5, 2009.

    With respect to these awards, 14,596 vested on March 3, 2009 and 14,596 (rounded to the nearest whole number) vest on each of December 4, 2009 and December 4, 2010 as a result of the 2008 performance target for these shares having been exceeded; and 15,436 vest on each of March 2, 2010, November 6, 2010 and November 6, 2011 if the 2009 performance target for the vesting of these shares is achieved. The total of these amounts is greater than the amount reflected in the table because the latter reflects the amount of shares to be granted if the performance target in question is achieved, whereas the former reflects an amount in excess of the target amount of shares due to the 2008 performance target having been exceeded (which excess amount was not yet determined, or approved by the Compensation Committee, as of December 31, 2008, the date of the table).

    Of these shares, 3,667 vested on January 31, 2009; 3,333 vest on August 21, 2009; 2,169 vest on each of November 6, 2009, November 6, 2010 and November 6, 2011; 1,367 vest on each of December 4, 2009 and December 4, 2010; and 4,430 vest on December 5, 2009.

    With respect to these awards, 4,696 vested on March 3, 2009 and 4,695 (rounded to the nearest whole number) vest on each of December 4, 2009 and December 4, 2010 as a result of the 2008 performance target for these shares having been exceeded; and 4,965 (rounded to the nearest whole number) vest on each of March 2, 2010, November 6, 2010 and November 6, 2011 if the 2009 performance target for the vesting of these shares is achieved. The total of these amounts is greater than the amount reflected in the table because the latter reflects the amount of shares to be granted if the performance target in question is achieved, whereas the former reflects an amount in excess of the target amount of shares due to the 2008 performance target having been exceeded (which excess amount was not yet determined, or approved by the Compensation Committee, as of December 31, 2008, the date of the table).

    Of these shares, 3,334 vested on January 1, 2009 and 3,333 vest on each of January 1, 2010 and January 1, 2011; 3,677 vested on January 31, 2009; 2,169 vest on each of November 6, 2009, November 6, 2010 and November 6, 2011; 1,367 vest on each of December 4, 2009 and December 4, 2010; and 4,430 vest on December 5, 2009.

    Of these shares, 3,677 vested on January 31, 2009; 3,333 vested on April 25, 2009 and 3,333 vest on April 25, 2010; 2,169 vest on each of November 6, 2009, November 6, 2010 and November 6, 2011; 1,367 vest on each of December 4, 2009 and December 4, 2010; and 5,084 vest on December 5, 2009.

    With respect to these awards, 3,736 vested on March 3, 2009 and 3,735 (rounded to the nearest whole number) vest on each of December 4, 2009 and December 4, 2010 as a result of both of the 2008 performance targets for the vesting of these shares having been exceeded; and 4,965 (rounded to the nearest whole number) vest on each of March 2, 2010, November 6, 2010 and November 6, 2011 if the 2009 performance targets for the vesting of these shares are achieved. The total of these amounts is greater than the amount reflected in the table because the latter reflects the amount of shares to be granted if performance targets in question are achieved, whereas the former reflects an amount in excess of the target amount of shares due to both of the 2008 performance targets having been exceeded (which excess amounts were not yet determined, or approved by the Compensation Committee, as of December 31, 2008, the date of the table).

    Of these shares, 3,677 vested on January 31, 2009; 2,169 vest on each of November 6, 2009, November 6, 2010 and November 6, 2011; 1,367 vest on each of December 4, 2009 and December 4, 2010; and 1,398 vest on December 5, 2009.

    With respect to these awards, 3,162 vested on March 3, 2009 and 3,162 vest on each of December 4, 2009 and December 4, 2010 as a result of one of the 2008 performance targets for the vesting of these shares having been exceeded and one of the 2008 performance targets for the vesting of these shares having been achieved; and 4,965 (rounded to the nearest whole number) vest on each of March 2, 2010, November 6, 2010 and November 6, 2011 if the 2009 performance targets for the vesting of these shares are achieved. The total of these amounts is greater than the amount reflected in the table because the latter reflects the amount of shares to be granted if performance targets in question are achieved, whereas the former reflects an amount in excess of the target amount of shares due to one of the 2008 performance targets having been exceeded (which amount was not yet determined, or approved by the Compensation Committee, as of December 31, 2008, the date of the table).

2008 Option Exercises and Shares Vested

	Option awards		Share awards
Name	Number of shares acquired on exercise (#) (1)	Value realized on exercise ($) (2)	Number of shares acquired on vesting (#) (3)	Value realized on vesting ($) (4)
Leonard I. Fluxman	63,957	$1,595,247	46,548	$1,453,038
Stephen Lazarus	--	--	15,979	509,057
Robert C. Boehm	12,000	151,976	12,646	386,236
Glenn Fusfield	--	--	17,286	535,901
Sean C. Harrington	6,999	108,563	7,078	223,200

    For each named executive, this number represents the total number of shares underlying options that were exercised.

    The amounts in this column represent the difference between (i) the aggregate market price of the underlying shares on the date of exercise of the options (calculated by using the price of a Common Share on the Nasdaq Global Select Market at the time of exercise of the options) and (ii) the aggregate exercise price for the exercised options. The options were exercised using net share settlement (shares that otherwise would have been received upon the exercise of options were used to cover the exercise price and were withheld to pay income tax).

    The amounts in this column represent the restricted shares and performance shares that vested for each named executive in 2008. Upon vesting, where applicable, the restrictions associated with these shares lapsed. The amounts in this column do not take into account shares surrendered to satisfy the named executives' tax withholding obligations upon the vesting of restricted shares.

    The amounts in this column were calculated by multiplying the number of shares that vested in 2008 for each named executive by the closing price of a Common Share on the Nasdaq Global Select Market on the date of vesting. The amounts in this column do not take into account amounts paid by the named executives by means of surrender of shares to satisfy tax obligations upon the vesting of restricted shares.

Potential Payments on Termination, Including After a Change in Control

The information below reflects the incremental compensation that may be received by the named executives (or their beneficiaries, as applicable) under their employment agreements and under certain insurance policies, premiums for which are paid by the Company, upon the termination of employment: (i) by the Company without cause, (ii) by the individual for cause, (iii) after a change in control of the Company, (iv) upon a non-renewal of the agreement after its expiration, (v) on death, (vi) in connection with a disability, and (vii) in connection with an illness, as applicable (each a "Termination Event").

The information below assumes that the Termination Event occurred on December 31, 2008, the last day of the Company's last fiscal year. Among the amounts reflected below are those based on the price of the Common Shares. For this purpose, the value of each of the Common Shares is $29.52, the closing price of a Common Share on the Nasdaq Global Select Market on December 31, 2008.

The amounts set forth in the table below (i) do not include any unpaid accrued amounts of compensation that would have been payable to the named executives as of December 31, 2008, whether or not a Termination Event had occurred and (ii) are payable in a lump sum, except as indicated in the notes to the table.

Name	Cash Payment $ (1)	Share Options $ (2)	Restricted Shares $ (3)	Excise Tax Gross-up $ (4)	Life Insurance Proceeds $ (5)	Disability Insurance Proceeds $ (6)	Total $
Leonard I. Fluxman (7)
Termination without cause by Company	$ 2,780,110	--	$2,667,457	--	--	--	$ 5,447,567
Termination for cause by Employee	2,730,110	--	2,411,607	--	--	--	5,141,717
Change in Control (8)	14,794,970	--	2,667,457	$5,897,230	--	--	23,359,657
Non-renewal of employment agreement (9)	1,340,992	--	2,667,457	--	--	--	4,008,449
Death	1,348,804	--	2,667,457	--	$1,000,000	--	5,016,261
Disability	1,365,055	--	2,667,457	--	--	$2,580,000	6,612,512
Illness	719,559	--	2,667,457	--	--	--	3,387,016
Stephen Lazarus
Termination without cause by Company	1,068,359	--	1,327,455	--	--	--	2,395,814
Termination for cause by Employee	1,379,963	--	1,218,910	--	--	--	2,598,873
Change in Control (8)	1,379,963	--	1,327,455	--	--	--	2,707,418
Non-renewal of employment agreement (9)	496,650	--	1,327,455	--	--	--	1,824,105
Death	504,462	--	1,218,910	--	990,000	--	2,713,372
Disability	504,462	--	1,218,910	--	--	3,213,000	4,936,372
Illness	188,079	--	1,218,910	--	--	--	1,406,989
Robert C. Boehm
Termination without cause by Company	1,062,620	--	1,524,236	--	--	--	2,586,856
Termination for cause by Employee	2,125,241	--	1,415,720	--	--	--	3,540,961
Change in Control (8)	2,125,241	--	1,524,236	--	--	--	3,649,477
Non-renewal of employment agreement (9)	496,650	--	1,524,236	--	--	--	2,020,886
Death	504,229	--	1,415,720	--	1,000,000	--	2,919,949
Disability (termination by Company)	504,229	--	1,284,947	--	--	500,000	2,289,176
Disability (termination by Employee)	173,362	--	1,284,947	--	--	500,000	1,958,309
Glenn Fusfield
Termination without cause by Company	1,076,982	--	1,445,152	--	--	--	2,522,134
Termination for cause by Employee	1,615,474	--	1,186,527	--	--	--	2,802,001
Change in Control (8)	1,615,474	--	1,445,152	--	--	--	3,060,626
Non-renewal of employment agreement (9)	496,650	--	1,445,152	--	--	--	1,941,802
Death	504,462	--	1,336,607	--	--	--	1,841,069
Disability (termination by Company)	504,462	--	1,186,527	--	--	4,086,080	5,777,069
Disability (termination by Employee)	173,362	--	1,186,527	--	--	4,086,080	5,445,969

    Pursuant to the terms of their employment agreements with the Company, the named executives, other than Mr. Harrington, who did not have an employment agreement with the Company as of December 31, 2008, are entitled to the following cash payments upon the indicated Termination Events:

    Mr. Fluxman: (i) without cause by the Company: the aggregate of his then base salary, the cash incentive bonus that would have been payable for the year in which the termination occurred (the "Payable Bonus"), the cost of the benefits to which he was then entitled as of the termination date (the "Benefits Amount"), and his automobile allowance, each for the longer of 30 months or the remainder of the term of the employment agreement (the "Remaining Term") (payable upon the earlier to occur of Mr. Fluxman's death or the six-month anniversary of the termination date); (ii) for cause by Mr. Fluxman: the aggregate of his then base salary for the longer of 24 months and the Remaining Term, the Payable Bonus for the Remaining Term and the Benefits Amount for the Remaining Term (payable upon the later of 60 days after the year in which the termination occurred and six months after the termination date); (iii) change in control: an amount equal to the greater of the amount payable for termination for cause by Mr. Fluxman and 2.99 times Mr. Fluxman's "Base Amount" within the meaning of Section 280G of the Code (the amount indicated in the table above assumes the latter is greater) (payable upon the later of 60 days after the year in which the termination occurred and six months after the termination date); (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus (payable upon the earlier to occur of Mr. Fluxman's death and six months after the termination date); (v) death: the aggregate of his then base salary, the Payable Bonus and the cost of health and dental insurance as then in effect for a period of one year (payable in bi-weekly installments for one year, commencing within 10 days after the date of death, except that the Payable Bonus payments begin 60 days after the date of death); (vi) disability: the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year (payable beginning 60 days after the termination date and payable bi-weekly for one year thereafter); and (vii) illness: the aggregate of the Payable Bonus and Benefits Amount (payable upon the later of 60 days after the end of the year in which such termination occurs and six months following such termination).

    Mr. Lazarus: (i) without cause by the Company: an amount equal to twice the aggregate of each of his then base salary, the Payable Bonus, the Benefits Amount and his automobile allowance (payable upon the earlier to occur of Mr. Lazarus's death and the six-month anniversary of the termination date); (ii) for cause by Mr. Lazarus: the aggregate of his then base salary for the longer of 24 months and the Remaining Term, the Payable Bonus for the Remaining Term and the Benefits Amount and his automobile allowance for the Remaining Term (payable upon the later of 60 days after the year in which termination occurred and six months after the termination date); (iii) change in control: same as termination for cause by Mr. Lazarus; (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus (payable upon the earlier of death and six months after termination); (v) death: the aggregate of his then base salary, the Payable Bonus and the cost of health and dental insurance as then in effect for a period of one year (payable ten days after the date of death, except that the Payable Bonus is payable in bi-monthly installments for one year after the date of death); (vi) disability: the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year (payable bi-monthly for one year beginning 60 days after the termination date); and (vii) illness: the aggregate of the Payable Bonus and Benefits Amount (payable upon the later of 60 days after the year in which termination occurs and six months after the termination date).

    Mr. Boehm: (i) without cause by the Company: an amount equal to twice the aggregate of each of his then base salary, the Payable Bonus, the Benefits Amount and his automobile allowance (payable upon the earlier to occur of Mr. Boehm's death and the six-month anniversary of the termination date); (ii) for cause by Mr. Boehm: the aggregate of his then base salary for the longer of 24 months and the Remaining Term, the Payable Bonus for the Remaining Term and the Benefits Amount and his automobile allowance for the Remaining Term (payable upon the later of 60 days after the year in which termination occurred and six months after the termination date); (iii) change in control: same as termination for cause by Mr. Boehm; (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus (payable upon the earlier of death and six months after termination); (v) death: the aggregate of his then base salary and the Payable Bonus (payable in bi-monthly installments for one year after the date of death) and the cost of health and dental insurance as then in effect for a period of one year after the date of death; (vi) disability: the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year (payable bi-monthly for one year beginning 60 days after the termination date) and (vii) disability (termination by Mr. Boehm): the aggregate of the Payable Bonus and the Benefits Amount for one year (payable upon the later of 60 days after the year in which termination occurs and six months after the termination date).

    Mr. Fusfield (i) without cause by the Company: an amount equal to twice the aggregate of each of his then base salary, the Payable Bonus, the Benefits Amount and his automobile allowance (payable upon the earlier to occur of Mr. Fusfield's death and the six-month anniversary of the termination date); (ii) for cause by Mr. Fusfield: same as termination for cause by Mr. Lazarus; (iii) change in control: same as termination for cause by Mr. Lazarus; (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus (payable upon the earlier of death and six months after termination); (v) death: the aggregate of his then base salary, the Payable Bonus and the cost of health and dental insurance as then in effect for a period of one year (payable ten days after the date of death, except that the Payable Bonus is payable in bi-monthly installments for one year after the date of death); (vi) disability (termination by the Company): the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year (payable bi-monthly for one year beginning 60 days after the termination date); and (vii) disability (termination by Mr. Fusfield): the aggregate of the Payable Bonus and the Benefits Amount for one year (payable upon the later of 60 days after the year in which termination occurs and six months after the termination date).

    Any options that would be accelerated as of December 31, 2008 have an exercise price greater than the price of a Common Share on that date and, therefore, would not have any value as of that date.

    These amounts represent the value of unvested restricted shares and performance shares subject to accelerated vesting as a result of the Termination Event in question as of December 31, 2008. That value is derived by multiplying the number of accelerated shares by the closing price of a Common Share on the Nasdaq Global Select Market on December 31, 2008.

    Upon a change in control, the named executives may be subject to excise tax imposed under Section 4999 of the Internal Revenue Code with respect to payments received from the Company. Under Mr. Fluxman's employment agreement, the Company has agreed to reimburse him for the excise tax, as well as any excise and income taxes and any interest or penalties thereon payable as a result of the excise tax reimbursement. The amounts in the table are based on an excise tax rate of 20% and a federal income tax rate of 36.45% and include employment taxes.

    Represents proceeds of term life insurance policies, the premiums for which are paid by the Company.

    Represents, for each named executive, the total of the monthly proceeds payable through age 65 under a disability insurance policy for which the Company reimburses the named executive for premium payments. Amounts under this heading represent the total maximum benefit for each named executive, even where the Company only pays a portion of such benefit.

    In addition to the termination payments set forth in this table, Mr. Fluxman is entitled to certain payments in connection with his ownership of options to purchase shares of SEG.  The exercisability of those options accelerates in the event of, among other things, a change in control of SEG. In addition, under certain circumstances upon the termination of employment of Mr. Fluxman with the Company, Mr. Fluxman has the right to require the Company to purchase the shares of SEG held by Mr. Fluxman at the time of such termination.  The value of such shares would be agreed upon between Mr. Fluxman and SEG based on certain specified methodology.  Because the shares of SEG are not (and were not as of December 31, 2008) publicly traded, and otherwise there has been no formal valuation thereof, no valuation with respect to such option acceleration or share purchase is set forth in this table.

    The named executives are entitled to the cash payments described above in note (1) upon a change in control of the Company, but only if the named executive terminates his employment upon or after the change in control. The named executives have rights to accelerated vesting of equity awards in the event of a change in control of the Company without further action on their part. For share options, restricted shares and performance shares, acceleration occurs upon a change in control under the terms of the respective equity plans, grant agreements and/or, as the case may be, employment agreements.

    These payments apply if the applicable agreement is not renewed on terms no less favorable than the existing agreement. Payments upon non-renewal extend by one year the term of the post-employment non-competition obligation applicable to the named executive.

Compensation Committee Interlocks and Insider Participation

Messrs. Harris and Preston and Ms. Cohen served as members of the Compensation Committee throughout 2008. None of the members of the Compensation Committee has ever been an employee of the Company and none of them has had a relationship, other than service on the board of directors, requiring disclosure in this Proxy Statement under applicable SEC regulations. None of the executive officers of the Company has served on the compensation committee of any other entity, any of whose directors or executive officers served either on the Company's board of directors or on the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors and certain officers of the Company, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the SEC. Such persons are required to furnish the Company with copies of all Section 16(a) reports they file.

Based upon a review of such forms furnished to the Company and upon representations from certain persons subject to the reporting requirements of Section 16(a), the Company is not aware of any person who did not timely file reports required by Section 16(a) of the Exchange Act during 2008, except one Form 4 report with respect to one transaction on behalf of Robert C. Boehm, filed one day late.

CERTAIN TRANSACTIONS

The Audit Committee of the board of directors is responsible for review and approval of transactions between the Company or its subsidiaries and related parties. For this purpose, a "related party" is any officer, director, nominee for director, 5% shareholder or any employee (other than, for employees who are not directors or executive officers, where the amount of the transaction does not exceed $50,000 ("Other Employee Transactions")) of the Company and their immediate family members.

The Audit Committee has adopted the above policy in writing. Pursuant to the Audit Committee's direction, the Company has also adopted a written policy setting forth procedures related to approval by senior management of Other Employee Transactions.

To the extent practicable, related party transactions are presented to the Audit Committee prior to their consummation. When reviewing and evaluating a related party transaction, the Audit Committee may consider, among other things, any effect a transaction may have upon a director's independence, whether the transaction involves terms and conditions that are no less favorable to the Company than those that could be obtained in a transaction between the Company and an unrelated third party and the nature of the related party's involvement in the transaction. Management will notify the Audit Committee not less frequently than quarterly of new related party transactions of which they are aware and any material changes to any previously approved, conditionally approved or ratified related party transactions. The Company has adopted procedures to implement the foregoing policies.

United Kingdom Lease

Effective June 24, 2000, Elemis entered into a 20-year lease with Harrow Weald Limited ("HWL"), whereby Elemis leases approximately 12,500 square feet of space in the London borough of Harrow used for the operations of Elemis and the Company's United Kingdom training operations (the "Lease"). HWL is an entity owned by the children of Clive E. Warshaw and Michèle Steiner Warshaw. The annual rent is subject to increase after the fifth, tenth and 15th years of the Lease term based on market conditions. In addition to other obligations of Elemis under the Lease, rent payments totaled approximately $297,000 for 2008, based on the average British Pounds Sterling to U.S. Dollar exchange rate in effect for 2008. For the first five years of the Lease term, the rent reflected the agreement of HWL to reduce by 50% the annual rent. The second five-year term commenced in June 2005. In addition to the end of the 50% rent reduction in June 2005, rent was adjusted at that time as required under the terms of the Lease using the changes in a United Kingdom retail price index as the guideline, as approved by the Audit Committee. For 2009, the total rent will be approximately $238,000, based on the British Pounds Sterling to U.S. Dollar exchange rate in effect on April 15, 2009. The Company believes that the terms of the Lease are no less favorable to the Company than would have been obtained from an unrelated party.

Compensation of Robert Schaverien

Robert Schaverien serves as the Managing Director of Steiner Training Limited ("Training"), a United Kingdom subsidiary of the Company responsible for the training of shipboard employees. Mr. Schaverien is the son-in-law of Clive E. Warshaw and Michèle Steiner Warshaw. Mr. Schaverien's cash compensation is paid in British Pounds Sterling. For 2008, Mr. Schaverien received a salary of $220,339, a bonus of $165,253, an automobile allowance of $20,330, a reimbursement of fuel expenses in the amount of $4,521, medical insurance premiums of $3,487 and samples of Company products in the amount of $52 (in each case, based on the average British Pounds Sterling to U.S. Dollar exchange rate for 2008). The dollar amounts for the perquisites and personal benefits described above for Mr. Schaverien and, where applicable, for Ms. Warshaw, below, were determined as described in note (3) to the "Summary Compensation Table," above, under "Executive Compensation."

In November 2008, Mr. Schaverien was granted, as part of the annual equity award to executive officers and certain other employees of the Company, (i) 1,648 restricted shares that vest equally over three years, and which have a grant date fair value of $43,095 and (ii) 4,526 restricted shares that vest equally on each of March 2, 2010, November 6, 2010 and November 6, 2011 (provided that certain specified performance targets are met for 2008) and which have a grant date fair value of $118,355.

The grant date fair value for each of these awards is the dollar amount recognized by the Company for financial statement reporting purposes for 2008 in accordance with FAS 123R (excluding forfeiture estimates). The methodologies and assumptions utilized in the valuation of these equity awards are set forth in Note 2(n) to the Consolidated Financial Statements of Steiner Leisure Limited and its Subsidiaries, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

The Company and Mr. Schaverien have entered into an employment agreement that expires on December 31, 2009. That agreement provides for the payment of an annual base salary of not less than approximately $208,840 (based on the British Pounds Sterling to U.S. Dollar exchange rate on April 15, 2009) and a bonus comprised of three components for 2008, described below. Under the first component, Mr. Schaverien is entitled to receive a bonus of 15% of his base salary upon the attainment by Training of 90% of its budgeted operating income (subject to a specified adjustment) for the year in question and additional bonuses based on Training's exceeding that 90% threshold, up to a maximum bonus of 60% of base salary. Under the second component, Mr. Schaverien is entitled to receive a bonus of five percent of his base salary upon the attainment of 90% of the EPS Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the EPS Measure. Under the third component, Mr. Schaverien is entitled to receive an amount equal to five percent of his base salary upon the attainment of 90% of the budgeted net revenue of the Company's Maritime Division for the year in question and additional bonuses based on that division's exceeding that 90% threshold, including exceeding its budgeted net revenue.

The balance of Mr. Schaverien's agreement has terms that are the same or similar to those of the employment agreements in effect for the named executives. For 2009, Mr. Schaverien will receive a base salary in the same British Pounds Sterling amount as his base salary in 2008, or approximately $177,200, based on the exchange rate of British Pounds Sterling to U.S. Dollars on April 15, 2009, and other benefits similar to those described above.

Because he is an executive officer of the Company, in addition to the requirement that his compensation be approved by the Audit Committee, the compensation payable to Mr. Schaverien (including the targets upon which his bonus is based) is required to be approved by the Compensation Committee.

Compensation of Patty Fluxman

From June 2006 until June 2008, Patty Fluxman, the wife of Leonard I. Fluxman, President and Chief Executive Officer and a director of the Company, served, pursuant to a two-year agreement with the Company approved by the Audit Committee, as Senior Human Resources Specialist for the Company's Steiner Management Services LLC, subsidiary. In that capacity, she received an annual salary of $103,500 and was not entitled to any other compensation from the Company. Under her agreement with the Company, Ms. Fluxman coordinated the Company's equity award programs and otherwise provided assistance with respect to human resources matters as requested from time to time by the Chief Financial Officer of the Company.

Compensation of Michèle Steiner Warshaw

Michèle Steiner Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary. That subsidiary owns rights with respect to a number of products sold by the Company. Ms. Warshaw is a member of the board of directors of the Company and is the wife of Clive E. Warshaw. Pursuant to a five-year employment agreement with the Company effective January 1, 2007, Ms. Warshaw is entitled to receive a base salary of $80,000, a fee of $1,500 for each meeting of the board of directors and a committee thereof (where invited by that committee) attended and an annual award under the Current Equity Plan of restricted shares of the Company in an amount determined by dividing $50,000 by the closing price of a Common Share on the date of such award.

This agreement also provides for a payment of one year's base salary to Ms. Warshaw in the event she terminates the agreement after a material breach thereof or reduction in compensation or benefits by the Company, a change in control of the Company (which term has the same meaning as in the employment agreements for the named executives who have employment agreements) or if the Company terminates the agreement without cause. Under this agreement, Ms. Warshaw also is subject to confidentiality and non-competition requirements similar to those under the employment agreements with the named executives.

For 2008, Ms. Warshaw received the aforesaid payments, as well as certain perquisites and compensation as a director of the Company, as described in the "Director Compensation Table" under "Compensation of Directors," above.

PROPOSAL 2 - APPROVAL OF THE COMPANY'S
2009 INCENTIVE PLAN

Introduction

In April 2009, the board of directors of the Company unanimously approved, subject to shareholder approval, the Company's 2009 Incentive Plan (the "New Plan"). If the New Plan is approved by the shareholders, the Current Equity Plan would be terminated and no additional restricted shares, performance shares or other awards would be granted under the Current Equity Plan. However, outstanding awards granted under the Current Equity Plan and its predecessor plans would continue to be governed by the terms of those plans, as applicable. The Company has no compensation plans other than the Current Equity Plan under which equity awards can be made to employees, directors or others. The board of directors recommends that the shareholders approve the New Plan.

Summary of Proposal

Under the New Plan, if it is approved by the shareholders, the Participants (as defined below) can be granted a variety of long term incentives, including non-qualified share options, incentive share options, share appreciation rights, grants of restricted shares, restricted share units, unrestricted shares and performance awards (including performance shares). The recipients and the types, amounts and terms of awards that may be made under the New Plan are determined by, and the New Plan is administered by, the Compensation Committee of the board of directors. The Compensation Committee consists solely of independent directors of the Company.

The Current Equity Plan, which has been in effect since it was approved by shareholders in June 2004, has played an important role in the Company's efforts to attract and retain directors, executive officers and other employees of outstanding ability and to align the interests of such Participants with those of the shareholders of the Company.

A total of 1,500,000 Common Shares were available for grant under the Current Equity Plan. As of April 15, 2009, the only awards issued under the Current Equity Plan have been share options to purchase 341,245 Common Shares, including 25,956 options that were cancelled as a result of the termination of employment of the recipients thereof, and a total of 970,205 restricted shares and performance shares, including a total of 53,747 restricted shares and performance shares that were cancelled as a result of the termination of employment of the recipients thereof. Accordingly, as of that date, approximately 268,253 shares remained available to be granted under the Current Equity Plan.

If the New Plan is approved by the shareholders, there would be 1,000,000 Common Shares available for issuance thereunder, which would represent approximately 6.43% of the sum of the Company's outstanding shares as of April 15, 2009 and those available shares. As of that date, the Company had outstanding, under the Current Equity Plan and its predecessor plans, options covering 373,746 shares, with a weighted average exercise price of $26.60 and a weighted average remaining contractual term of 4.95 years, and a total of 453,782 unvested restricted shares and performance shares.

Reason for Adoption of New Plan

The board of directors believes that it is in the best interest of the Company to adopt the New Plan so that the Company would be able to continue to (i) reward and motivate executive officers and other officers and employees eligible to receive awards under the New Plan with compensation in a form allowing them to participate in the growth of the Company, (ii) enhance the ability of the Company to attract highly qualified individuals for positions with the Company, including as needed in connection with acquisitions by the Company, and (iii) provide appropriate compensation to directors of the Company, consistent with the Company's policy of promoting an identity of interest between the Non-Employee Directors and the Company's shareholders. The board of directors believes that such activities are a critical portion of the Company's compensation strategy and important to the Company's success.

The principal reason for adopting the New Plan at this time is to increase the number of shares available for grants of awards to Participants. There remain approximately 268,253 shares available for grant under the Current Equity Plan. The board of directors believes that additional shares are needed to continue making awards to its officers and other employees and directors (there is no separate plan under which equity awards can be made to directors of the Company) for the next few years.

The New Plan is summarized below. This summary is qualified by the terms of the New Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Summary of the New Plan

Persons eligible to participate in the New Plan ("Participants") are required to be (i) employees of the Company or a subsidiary of the Company serving in managerial, administrative or professional positions, (ii) directors of the Company or (iii) consultants to the Company or a subsidiary of the Company.

Awards under the New Plan would be made by the Compensation Committee in its sole discretion. Accordingly, the amounts and types of awards that would be made under the New Plan are not determinable at this time. Additionally, the ultimate value of any awards that are made under the New Plan would depend on the value of a Common Share at the time of settlement of the awards, which, likewise, is not determinable at this time. Information with respect to awards made during the last fiscal year under the Current Equity Plan is contained in the "Director Compensation Table," above, and the "2008 Grants of Plan-Based Awards Table," above. The closing price of a Common Share on the Nasdaq Global Select Market was $28.33 on April 15, 2009.

The types of awards that may be made under the New Plan are described below.

Share Options. Share options granted under the New Plan may be either (i) options intended to qualify as "incentive stock options" (hereinafter "incentive share options") under the Code, or (ii) non-qualified share options. Incentive share options may be granted under the New Plan to employees of the Company and its corporate subsidiaries (as defined in the Code). Non-qualified share options may be granted to consultants, directors or employees of the Company and its subsidiaries.

A share option may vest in a Participant to whom it is granted and be exercisable only after the earliest of (i) such period of time as the Compensation Committee determines and specifies in the grant (which may be in installments), but, with respect to employees, in no event less than one year following the date of grant; (ii) the Participant's death; or (iii) a change in control (as defined below) of the Company.

The exercise price of share options, as determined by the Compensation Committee, may not be less than the fair market value of the Common Shares on the date of grant and the term of any share option may not exceed ten years from the date of grant. With respect to any Participant who owns shares representing more than 10% of the voting power of the outstanding capital shares of the Company, the exercise price of any incentive share option may not be less than 110% of the fair market value of such shares on the date of grant and the term of such option may not exceed five years from the date of grant. The aggregate fair market value, determined as of the date the related share option is granted, of all Common Shares with respect to which incentive share options are exercisable for the first time by a Participant in any one calendar year may not exceed $100,000.

Payment of the option price may be made by certified or bank cashier's check, by tender of Common Shares then owned by the Participant or by any other means acceptable to the Compensation Committee and must be made within ten business days after the date of exercise of the option. Incentive share options granted pursuant to the New Plan are not transferable, except as permitted under the Code. Non-qualified share options are subject to restrictions on transfer as set forth in the award agreements for such options. With respect to Participants who are employees, during the Participant's lifetime, generally, options may be exercised only while the Participant is in active employment with the Company or within 30 days after such employment is terminated. Where, however, such employment is terminated as a result of the death or disability (as defined in the New Plan) of the employee, options may be exercised within one year after such death or disability. Where such employment is terminated other than due to the death or disability of the Participant, or by the Company for cause, employees have three months to exercise their options after termination.

Share Appreciation Rights. A share appreciation right (a "SAR") is a contractual right granted to the Participant to receive, either in cash or Common Shares, an amount equal to the appreciation of one Common Share from the date of grant through a specified period of time. SARs may be granted as freestanding awards or in tandem with awards of options. Unless otherwise determined by the Compensation Committee, if a SAR is granted in relation to an option, the terms and conditions applicable to the SAR will be based on the terms and conditions applicable to the option. A SAR granted in relation to an option may only be exercised upon surrender of the right to exercise such option for an equivalent number of Common Shares. An option granted in relation to a SAR may only be exercised upon surrender of the right to exercise such SAR for an equivalent number of Common Shares. A SAR shall vest in a Participant to whom it is granted and be exercisable only after the earliest of (i) such period of time as the Compensation Committee determines and specifies in the grant (which may be in installments), but, with respect to employees, in no event less than one year following the date of grant; (ii) the Participant's death; or (iii) a change in control of the Company. The term of a SAR may not exceed ten years from the date of grant.

Restricted Shares. Common Shares may be awarded under the New Plan subject to such terms and conditions as the Compensation Committee may determine ("Restricted Shares"). Such terms and conditions may include, but are not limited to, the requirement of continued service with the Company, the manner in which such Restricted Shares are held, the extent to which the holder of such Restricted Shares has rights of a shareholder and the circumstances under which such Restricted Shares shall be forfeited. Upon the termination of employment of a Participant who is an employee during the period any restrictions are in effect, all Restricted Shares shall be forfeited unless otherwise provided in the grant of such Restricted Shares. The period over which an award of Restricted Shares may vest may not be less than three years from the date of grant of the award, except for awards made to Non-Employee Directors (up to a total of 100,000 Common Shares, including RSUs), which may have a vesting period of less than three years.

Restricted Share Units. A restricted share unit (an "RSU") is a right to receive Common Shares or cash or a combination thereof over a specified period of time. An RSU will be subject to the same types of terms and conditions as may be made applicable to awards of Restricted Shares, including those identified above. The period over which an award of RSUs may vest may not be less than three years from the date of grant of the award, except for awards made to Non-Employee Directors (up to a total of 100,000 Common Shares, including Restricted Shares), which may have a vesting period of less than three years.

Performance Awards. Under the New Plan, the Compensation Committee may grant performance awards entitling the Participant to receive Common Shares or cash based upon the achievement of individual, Company or business unit performance goals identified in the New Plan and upon such other conditions as the Compensation Committee may determine, including, but not limited to, those described above, for Restricted Shares. Unless otherwise provided in the award, an employee receiving a performance award must be an employee at the end of the performance period to receive the award. The period over which a performance award of Common Shares may vest must be at least one year.

No Repricing. Unless such action is approved by the Company's shareholders, (i) no outstanding options or SARs granted under the New Plan may be amended to provide an option price, or grant price, respectively, that is lower than the then-current option price or grant price of such outstanding options or SARs; (ii) no outstanding options or SARs may be cancelled and new awards granted in substitution covering the same or a different number of Common Shares and having an option price, or grant price, respectively, lower than the then-current option price or grant price of the cancelled options or SARs; and (iii) the Compensation Committee may not authorize the repurchase of outstanding options or SARs which have an option price or grant price that is higher than the then-current fair market value of a Common Share.

Rights of Holders. Unless otherwise provided in the agreement for a particular award, holders of performance awards or Restricted Shares do not have any rights of holders of Common Shares.

Unrestricted Shares. The Committee may also grant Common Shares (at no cost or for a purchase price determined by the Compensation Committee) that are free from any forfeitability restrictions.

Section 162(m) Compliance. The New Plan has language intended to comply with the provisions of Section 162(m) of the Code, including, among other things, the criteria for specified performance goals that may be established by the Compensation Committee in connection with awards and a limit on the maximum number of Common Shares that may be granted to a Participant under the New Plan in any fiscal year.

Change in Control. Unless otherwise provided in an award agreement, in the event of a change in control of the Company, the Compensation Committee may provide, on a case by case basis, that (i) some or all outstanding awards may become immediately exercisable or vested, (ii) awards terminate, provided that the Participant would have the right, immediately prior to the change in control, to exercise any vested award and/or (iii) awards terminate, provided the Participant would be entitled to a cash payment equal to the excess of the aggregate fair market value of the Common Shares subject to the awards (to the extent then exercisable or otherwise, as determined by the Compensation Committee) over the aggregate option price, grant price or purchase price, as the case may be. For purposes of the New Plan, a "change of control" is deemed to occur if a person or group (as defined under the federal securities laws) of persons acquires shares of the Company representing a total of 35% or more of the voting power of the Company or over a 12-month period a majority of the members of the board of directors is replaced by directors not endorsed by the members of the board before their appointment.

Under the New Plan, the Compensation Committee has discretion in the case of a change in control of a subsidiary of the Company to accelerate the exercisability or vesting of outstanding awards under the New Plan.

Dissolution or Liquidation. In the event of dissolution or liquidation of the Company, the New Plan and all awards granted thereunder would terminate, but holders of awards granted under the New Plan would have the right to exercise those awards whether or not the awards were then otherwise exercisable.

Adjustment in the Event of Recapitalization. Under the New Plan, in the event of a recapitalization, share split, share dividend, merger or certain other corporate events or any other event which, in the judgment of the Compensation Committee, necessitates adjustment to prevent potential dilution or enlargement of the benefits or potential benefits to Participants under the New Plan, the Compensation Committee would make such adjustments as it deems appropriate to (i) the number and type of Common Shares available under the New Plan as a whole and, with respect to individuals, (ii) the number and type of Common Shares subject to or underlying any award, (iii) the grant price, purchase price or option price, as the case may be, with respect to any award under the New Plan, and (iv) to the extent permissible in light of Section 162(m) of the Code, the performance goals with respect to an award under the New Plan.

Tax Withholding. Under the New Plan, the Company has the right (i) to make deductions from any settlement of an award, including delivery or vesting of shares, or require that shares or cash, or both, be withheld from any award, in each case, in an amount sufficient to satisfy withholding of any foreign, federal, state or local taxes required by law or (ii) to take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Compensation Committee may determine the manner in which such tax withholding is to be satisfied and may permit Common Shares to be used to satisfy such required tax withholding.

General. The New Plan would expire in June 2019, after which no awards would be permitted to be granted thereunder. Except as may be required under any applicable regulatory rules, the board of directors would have the right at any time to suspend, terminate or amend the New Plan without the consent of Participants or the Company's shareholders, provided that no such action would adversely affect awards previously granted without the recipient's consent, materially increase the benefits accruing to Participants, materially increase the number of Common Shares which may be issued under the New Plan, or materially modify the requirements for participation in the New Plan.

Certain Federal Income Tax Consequences

The following is a brief summary of the United States federal income taxation of equity awards under the New Plan. It does not purport to be exhaustive, and does not discuss the tax consequences of a Participant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the Participant may reside. Additionally, federal income tax laws and regulations are complex and frequently amended, and each Participant should rely on his or her own tax counsel for advice regarding the federal income tax consequences of participation in the New Plan.

Non-Qualified Share Options. The grant of a share option (non-qualified or incentive) will create no income tax consequences to a Participant or the Company. On the exercise of a non-qualified share option, a Participant will recognize as ordinary income an amount equal to the excess of the fair market value of the Common Shares acquired over the option price paid by the Participant. A Participant's tax basis in the Common Shares acquired upon the exercise of a non-qualified share option is the amount paid for the Common Shares plus any amount included in income with respect to the exercise. Any gain or loss that a Participant recognizes on a subsequent disposition of Common Shares acquired upon the exercise of a non-qualified share option generally will be long-term or short-term capital gain or loss depending on the length of time the Participant held the Common Shares. The amount of the gain (or loss) will equal the excess (or deficiency) of the amount realized on the subsequent disposition less the Participant's tax basis in the Common Shares.

If the Participant is an employee of the Company, the ordinary income a Participant is required to recognize on the exercise of a non-qualified share option will constitute wages for federal income and employment tax withholding purposes. Accordingly, depending on the terms of an award, the Company will be required to either withhold federal income and employment tax from wages or obtain payment from the Participant of the amount of required withholding and employment taxes.

The foregoing discussion assumes that the Participant pays the option price in cash. Special income tax rules (beyond the scope of this discussion) apply to a Participant who exercises an incentive share option or a non-qualified share option by paying the option price, in whole or in part, through the transfer to the Company of Common Shares the Participant already owns.

The Company will generally be entitled to a tax deduction with respect to non-qualified share options in the same amount and at the same time as ordinary income is recognized by the Participant.

Incentive Share Options. A Participant will not recognize taxable income on the exercise of an incentive share option (although the exercise of an incentive share option can increase a Participant's alternative minimum tax liability because the difference between the fair market value of the Common Shares acquired and the option price will be included in the Participant's alternative minimum taxable income). A Participant will recognize taxable income if and when the Participant disposes of the Common Shares acquired upon the exercise of an incentive share option. If the disposition occurs more than two years after the grant of the incentive share option and more than one year after the Common Shares are transferred to the Participant on exercise of the incentive share option (the "Incentive Share Option Holding Period"), the Participant will recognize capital gain (or loss) equal to the excess (or deficiency) of the amount realized from disposition of the Common Shares less the Participant's tax basis in the Common Shares. A Participant's tax basis in the Common Shares generally is the amount the Participant paid on exercise of the incentive share option. The capital gain (or loss) will be long-term or short-term depending on the length of time the Participant held the Common Shares.

If Common Shares acquired under an incentive share option are disposed of before the expiration of the Incentive Share Option Holding Period (a "Disqualifying Disposition"), a Participant generally will recognize as ordinary income, in the year of the Disqualifying Disposition, an amount equal to the excess of the fair market value of the Common Shares on the date of exercise over the option price paid by the Participant. Any additional gain will be treated as long-term or short-term capital gain depending on the length of time the Participant held the Common Shares.

A special rule applies to a Disqualifying Disposition of Common Shares where the amount realized on the disposition is less than the Fair Market Value of the Common Shares on the date the incentive share option is exercised. In that event, assuming the amount realized on the disposition exceeds the exercise price paid by the Participant, the Participant generally will recognize as ordinary income the difference between the amount realized on the disposition of the Common Shares and the option price paid by the Participant. In the event the amount realized on the disposition is less than the option price paid by the Participant, the Participant will not recognize any ordinary income, but will realize a long-term or short-term capital loss depending on the length of time the Participant held the Common Shares. The amount of any such loss will equal the difference between the option price paid by the Participant and the amount realized on the disposition of the Common Shares.

The foregoing discussion assumes that the Participant exercises the incentive share option while the Participant is an employee of the Company or within three months of termination of employment. However, in the event of disability or death of a Participant, incentive share options may be exercised for one year after termination.

The Company will not be entitled to a tax deduction with respect to the incentive share options unless there is a Disqualifying Disposition. If a Disqualifying Disposition occurs, the Company will generally be entitled to a tax deduction in the same amount and at the same time as ordinary income is recognized by the Participant.

Share Appreciation Rights. The grant of a SAR will create no income tax consequences to a Participant or the Company. When the SAR is exercised, the Participant will generally recognize as ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any Common Shares received on the exercise. If the Participant is an employee of the Company, the ordinary income a Participant is required to recognize will constitute wages for federal income and employment tax withholding purposes. Accordingly, depending on the terms of a particular award, the Company will be required to either withhold federal income and employment tax from wages, or obtain payment from the Participant of the amount of required withholding and employment taxes. If the recipient receives Common Shares upon the exercise of a SAR, any gain or loss on the subsequent sale of such shares will be treated as a long-term or short-term gain or loss, depending on the period of time such Common Shares were held following the exercise date.

The Company will generally be entitled to a tax deduction with respect to SARs in the same amount and at the same time as ordinary income is recognized by the Participant.

Share Awards. Participants may be awarded Common Shares subject to such conditions as are established by the Committee, including the requirement of continued service with the Company. The grant of Common Shares subject to a substantial risk of forfeiture and that are nontransferable will create no immediate income tax consequences to a Participant or the Company. Unless the Participant makes an election under Code Section 83(b) to accelerate the timing of the taxation of a share award, in general, such a share award is taxable as ordinary income to the Participant on the earlier of the date the share award is either transferable or is no longer subject to a substantial risk of forfeiture. A substantial risk of forfeiture is a condition to continued ownership of a share award (such as a requirement to provide service to the Company through a specific date), and a share award becomes transferable when it may be transferred to a third party without the continuance of the substantial risk of forfeiture. A Participant may accelerate the timing of the taxation of a share award by making an election under Code Section 83(b). If such election is made, the share award will be taxable as ordinary income to the Participant on the date the share award is granted.

On the date a share award becomes taxable, the difference between the fair market value of the share award and any amount paid by the Participant for the share award is taxable to the Participant as ordinary income. If the Participant is an employee of the Company, the ordinary income a Participant is required to recognize will constitute wages for federal income and employment tax withholding purposes. Accordingly, depending on the terms of a particular award, the Company will be required to either withhold federal income and employment tax from wages or obtain payment from the Participant of the amount of required withholding and employment taxes.

The Company will generally be entitled to a tax deduction with respect to share awards in the same amount and at the same time as ordinary income is recognized by the Participant.

Restricted Share Units. The grant of an RSU will create no income tax consequences to the Company or the Participant. Upon the Participant's receipt of cash and/or Common Shares at the end of the applicable performance or vesting period, the Participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the Common Shares received, and the Company will be entitled to a corresponding tax deduction in the same amount and at the same time. Upon a Participant's subsequent disposition of the Common Shares, the Participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the Common Shares' tax basis, i.e., the fair market value of the Common Shares on the date the Participant received the Common Shares.

Cash Awards. In general, the grant of a future cash award creates no income tax consequences to a Participant or the Company. Cash awards are taxable to the Participant as ordinary income on the date the cash award is paid. If the Participant is an employee of the Company, the ordinary income a Participant is required to recognize will constitute wages for federal income and employment tax withholding purposes. Accordingly, depending on the terms of a particular award, the Company will be required to either withhold federal income and employment tax from wages, or obtain payment from the Participant of the amount of required withholding and employment taxes.

The Company will generally be entitled to a tax deduction with respect to cash awards in the same amount and at the same time as ordinary income is recognized by the Participant.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" approval of the New Plan.

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young as independent auditors of the Company for the fiscal year ending December 31, 2009, subject to ratification by the shareholders. Ernst & Young was first engaged as independent auditors for the Company in June 2002.

Ernst & Young has provided certain non-audit services to the Company as described above, under "Audit Committee Report."

Although ratification by the shareholders of the appointment of independent auditors is not legally required, the board of directors believes that such action is desirable. If the appointment of Ernst & Young is not ratified, the Audit Committee may consider other independent auditors for the Company. However, due to the difficulty and expense of making any change of auditors so long after the beginning of the current fiscal year, it is likely that the appointment would stand for 2009 unless the Audit Committee found other good reason for making a change.

A representative of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions which the shareholders may have.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" ratification of the selection of Ernst & Young as independent auditors of the Company for the 2009 fiscal year.

OTHER MATTERS

As of the date of this Proxy Statement, the board of directors knows of no other matters that will be brought before the Annual Meeting. In the event that any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

EXPENSE OF SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by telephone, telegram, facsimile, email or in person by directors, officers or employees of the Company, who will receive no additional compensation for such services. In addition, the Company will reimburse brokers and other shareholders of record for their expenses in forwarding proxy materials to beneficial owners.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Proposals that shareholders wish to have considered for inclusion in the proxy statement for the 2010 annual meeting of shareholders must be received by the Company on or before January 5, 2010. Shareholders are required to follow the procedure set forth in Rule 14a-8 of the Exchange Act. Proposals should be directed to Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

In order for a shareholder proposal to be submitted outside the processes of Rule 14a-8, the Company's Articles of Association provide that for business to be properly brought before future annual meetings by a shareholder, in addition to other applicable requirements, the shareholder must be present at the meeting and written notice thereof must be received by the Company's Secretary not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"), or between February 10, 2010 and March 27, 2010. If the annual meeting is to be held more than 30 days before or more than 60 days after the Anniversary Date, such notice must be received not later than the later of the 75th day prior to the annual meeting or the tenth day following the day on which the public announcement of the annual meeting date is first made by the Company. The shareholder's notice to the Company must include (i) a brief description of the business to be brought before the meeting and the reasons therefor, (ii) the shareholder's name and address, as they appear in the Company's books, (iii) the number of Common Shares beneficially owned by the shareholder and the names of any other beneficial owners of such Common Shares, (iv) any material interest of the shareholder in such business, and (v) the names and addresses of other shareholders known by the shareholder to support such proposal and the numbers of shares beneficially owned by such other shareholders.

DELIVERY OF DOCUMENTS

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more security holders sharing the same address by delivering only one proxy statement and annual report to that address. This process, which is commonly referred to as "householding," can effectively reduce the Company's printing and postage costs. Under householding, each shareholder would continue to receive a separate proxy card or vote instruction card. Certain shareholders whose shares are held in "street name" (i.e., in the name of a brokerage firm or other intermediary) and who have consented to householding will receive only one set of annual meeting materials per household. If a shareholder's household received a single set of annual meeting materials this year, that shareholder can request to receive additional copies of these materials by calling or writing the shareholder's brokerage firm, bank or other nominee. Shareholders that own their shares in street name can request householding by calling or writing their brokerage firm, bank or other nominee.

ANNUAL REPORT

A copy of the Company's 2008 Annual Report to Shareholders (which includes the Company's annual report on Form 10-K, without exhibits, for fiscal year 2008) is being mailed with this Proxy Statement to each shareholder entitled to vote at the Annual Meeting. Additional copies of the Annual Report or Form 10-K may be obtained, without charge, by any shareholder, by writing or calling Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146, telephone (305) 358-9002.

By Order of the Board of Directors
Robert C. Boehm Secretary

May 4, 2009

[FORM OF PROXY CARD]

STEINER LEISURE LIMITED
PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 10, 2009

The undersigned hereby appoints Stephen Lazarus and Robert C. Boehm, and each of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the common shares of Steiner Leisure Limited held of record by the undersigned on April 15, 2009 at the Annual Meeting of Shareholders to be held on June 10, 2009, and at any adjournments or postponements thereof, for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF CLIVE E. WARSHAW AND DAVID S. HARRIS AS CLASS I DIRECTORS, FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

ANNUAL MEETING OF SHAREHOLDERS OF
STEINER LEISURE LIMITED
June 10, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.steinerleisure.com and at proxy.steinerleisure.com

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF CLIVE E. WARSHAW AND DAVID S. HARRIS AS CLASS I DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

		For All Nominees	Withhold Authority for All Nominees	For All Except (see instructions below)	Nominees:

1.

Election of 2 Class I Directors
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		[ ]	[ ]	[ ]	○	Clive E. Warshaw	Class I
					○	David S. Harris	Class I
2.	Approval of 2009 Incentive Plan	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
3.	Ratification of the appointment of Ernst & Young LLP as independent auditors for the 2009 fiscal year.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. The signer hereby acknowledges the receipt of the Notice of Annual Meeting and Proxy Statement.

Please check here if you plan to attend the meeting. [ ]

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Date

Signature, if held jointly	Date

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

[ ]

NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

APPENDIX A

STEINER LEISURE LIMITED

2009 INCENTIVE PLAN

APPROVED APRIL 29, 2009

1. PURPOSE.

The purpose of the Steiner Leisure Limited 2009 Incentive Plan (hereinafter referred to as this "Plan") is to (i) assist Steiner Leisure Limited (the "Company") in attracting and retaining highly qualified officers, key employees, directors and consultants for the successful conduct of its business; (ii) provide incentives and rewards for persons eligible for Awards which are directly linked to the financial performance of the Company in order to motivate such persons to achieve long-range performance goals; and (iii) allow persons receiving Awards to participate in the growth of the Company.

2. DEFINITIONS.

2.1. "Agreement" has the meaning set forth in Section 11.6 of this Plan.

2.2. "Award" has the meaning set forth in Section 5.1 of this Plan.

2.3. "Award Agreement" has the meaning set forth in Section 5.1 of this Plan.

2.4. "Board" means the Board of Directors of the Company.

2.5. "Cause" as a basis for termination of employment, means "cause" (or any similar term) as defined in an applicable employment agreement with the Company, or any Subsidiary with respect to any Employee that is a party to an employment agreement and, with respect to other Employees, means termination based on an act or omission of an Employee determined by a supervisor of the Employee or other management personnel of the Company or the Subsidiary in question to be an appropriate basis for termination.

2.6. "Change in Control" A Change in Control of an entity shall be deemed to occur if   a person or group (as defined under the federal securities laws for this purpose) of persons acquires shares of the Company representing a total of thirty-five percent (35%) or more of the voting power of the Company or over a twelve-month period a majority of the members of the Board is replaced by directors not endorsed by the members of the Board before their appointment.

2.7. "Code" means the United States Internal Revenue Code of 1986, as currently in effect or hereafter amended.

2.8. "Covered Employee" shall mean a "covered employee" as defined in Section 162(m) of the Code.

2.9. "Committee" means the committee appointed to administer this Plan in accordance with Section 4 of this Plan.

2.10. "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or that is expected to last for a continuous period of not less than 12 months; or the individual is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan provided by the Company.

2.11. "Effective Date" has the meaning set forth in Section 13 of this Plan.

2.12. "Employee" means any employee of the Company or any Subsidiary (as defined in Section 424 of the Code) including officers of the Company and any Subsidiary.

2.13. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.14. "Fair Market Value" unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any date, the mean of the high and low prices reported per Share on the applicable date (i) as quoted on the Nasdaq Global Select Market (the "Nasdaq Market") or (ii) if not traded on the Nasdaq Market, as reported by any principal national securities exchange in the United States on which it is then traded (or if the Shares have not been quoted or reported, as the case may be, on such date, on the first day prior thereto on which the Shares were quoted or reported, as the case may be). In the event the Shares are not traded on an established exchange, fair market value shall be determined in accordance with the safe harbor provisions of Code Regulation 1.409A-1, as amended.

2.15. "Fiscal Year" means the fiscal year then being utilized by the Company for accounting purposes.

2.16. "Incentive Share Option" or "ISO" means any Share Option granted to an Employee pursuant to this Plan which is designated as such by the Committee and which complies with Section 422 of the Code or any successor provision.

2.17. "Nasdaq Market" has the meaning set forth in Section 2.14 of this Plan.

2.18. "Net Settlement" has the meaning set forth in Section 14 of this Plan.

2.19. "Non-Employee Director" has the meaning referenced in Section 4 of this Plan.

2.20. "Non-qualified Share Option" means any Share Option granted to a Participant pursuant to this Plan, which is not an ISO.

2.21. "Option Price" means the purchase price of one Share upon exercise of a Share Option.

2.22. "Participant" has the meaning specified in Section 3 of this Plan.

2.23. "Performance Award" means an Award described in Section 9 of this Plan.

2.24. "Performance Goals" shall mean the performance goals that a Participant must satisfy to receive payment as determined in accordance with Section 10 of this Plan.

2.25. "Restricted Share" means any Share issued pursuant to Section 8 of this Plan with the restriction that the holder may not sell, transfer, pledge or assign such Share and/or, as the case may be, with such other restrictions as the Committee may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.26. "Restricted Share Unit" or "RSU" means a right, granted under this Plan, to receive Shares or cash or a combination thereof at the end of a specified deferral period.

2.27. "Share" or "Shares" means the common shares of the Company.

2.28. "Share Appreciation Right" or "SAR" means the right of a Participant to receive cash and/or Shares with a Fair Market Value equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

2.29. "Share Option" or "Option" means an Award that entitles a Participant to purchase one Share for each Option granted.

2.30. "Subsidiary" shall mean any indirect or direct subsidiary of the Company the financial statements of which are consolidated with the financial statements of the Company in accordance with generally accepted accounting principles.

3. PARTICIPATION.

The participants in this Plan (including, as may be provided in an applicable Award Agreement, the estate, devisee, heir at law or other permitted transferee of a participant in this Plan, "Participants") shall be those persons who are selected to participate in this Plan by the Committee and who are (i) Employees serving in managerial, administrative or professional positions, (ii) directors of the Company or (iii) consultants to the Company or any Subsidiary.

4. ADMINISTRATION.

This Plan shall be administered and interpreted by a committee of two or more members of the Board appointed by the Board. Members of the Committee shall be "Non-Employee Directors" as that term is defined for purposes of Rule 16b-3(b)(3)(i) under the Exchange Act, and "outside directors" for purposes of Code Section 162(m). All decisions and acts of the Committee shall be final and binding upon all Participants. The Committee: (i) shall determine the number and types of Awards to be made under this Plan; (ii) shall set the Option Price, the grant price or the purchase price for each Award; (iii) may establish any applicable administrative regulations to further the purpose of this Plan; (iv) shall approve forms of Award Agreements between a Participant and the Company; and (v) may take any other action desirable or necessary to interpret, construe or implement the provisions of this Plan. Prior to the appointment of the Committee by the Board, or if the Committee shall not be in existence at any time during the term of this Plan, this Plan shall be administered and interpreted by the Board and, in such case, all references to the Committee herein shall be deemed to refer to the Board. In the event this Plan is administered and interpreted by the Board, all members of the Board not classified as Non-Employee Directors shall abstain or recuse themselves from any discussion or action taken by the Board with respect to this Plan.

5. AWARDS.

5.1. Form of Awards . Awards under this Plan may be in any of the following forms (or a combination thereof): (i) Share Options; (ii) Share Appreciation Rights; (iii) grants of Shares, including Restricted Shares and RSUs; or (iv) Performance Awards, provided, however, that ISOs may be granted only to Employees (collectively, "Awards"). The Committee may require that any or all Awards under this Plan be made pursuant to an agreement between the Participant and the Company (an "Award Agreement").

5.2. Maximum Amount of Shares Available. The total number of Shares (including Restricted Shares, if any) granted, or covered by Options granted, under this Plan during the term of this Plan shall not exceed 1,000,000. All of such shares may be subject to grants of ISOs. The maximum number of Shares that may be subject to an Award granted to a Covered Employee during any Fiscal Year is 200,000. Solely for the purpose of computing the total number of Shares granted or covered by options granted under this Plan, there shall not be counted any Shares which have been forfeited and any Shares covered by Options which, prior to such computation, have terminated in accordance with their terms or have been cancelled by the Participant or the Company. Notwithstanding the above, in the event a Share Option or Share Appreciation Right held by a Covered Employee is cancelled, the cancelled Award shall be counted against the maximum number of Shares that may be subject to an Award granted to a Covered Employee during any Fiscal Year.

Awards settled in cash under this Plan shall not be counted against the maximum number of shares that may be granted under this Plan. Shares awarded under this Plan which are surrendered to pay the exercise price of Options or SARs or to meet income tax obligations in connection with the vesting of Awards shall be counted against the maximum of Shares that may be granted under this Plan.

5.3. No Repricing. Unless such action is approved by the Company's shareholders in accordance with applicable law and other than adjustments to the Option Price or SAR grant price, as the case may be, pursuant to Section 5.4, below, (i) no outstanding Options or SARs granted under this Plan may be amended to provide an Option Price or grant price, respectively, that is lower than the then-current Option Price or grant price of such outstanding Options or SARs; (ii) the Committee may not cancel any outstanding Options or SARs and grant in substitution therefor new Awards under this Plan covering the same or a different number of Shares and having an Option Price or grant price, respectively, lower than the then-current Option Price or grant price of the cancelled Options or SARs; and (iii) the Committee may not authorize the repurchase of outstanding Options or SARs which have an Option Price or grant price, respectively, that is higher than the then-current Fair Market Value of a Share.

5.4 Adjustment in the Event of Recapitalization, etc. In the event of any change in the outstanding Shares of the Company by reason of any share split, share dividend, extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of shares or other similar corporate change, special distribution to the shareholders or any other event which, in the judgment of the Committee, necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Committee shall make such equitable adjustments as it deems appropriate in (i) the number of Shares available, both under this Plan as a whole and with respect to individuals, (ii) the number and type of Shares subject to or underlying outstanding Awards, (iii) the grant price, purchase price or Option Price with respect to any Award, as the case may be, and (iv) to the extent that such discretion will not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals with respect to an Award. Any such adjustment shall be conclusive and binding for all purposes of this Plan.

5.5. Change in Control. Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company, the Committee may, in its sole and absolute discretion, provide on a case by case basis that (i) some or all outstanding Awards become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan or the applicable Award Agreement, (ii) Awards shall terminate; provided that the Participant shall have the right, immediately prior to the occurrence of such Change in Control and during such reasonable period as the Committee shall determine and designate, to exercise any vested Award in whole or in part, and/or (iii) Awards shall terminate; provided that Participants shall be entitled to a cash payment equal to the excess of the aggregate fair market value (as determined in good faith by the Committee) of the Shares subject to the Awards (to the extent then exercisable) over the aggregate Option Price, grant price or purchase price, as the case may be.

5.6. Change in Status of Subsidiary. Unless otherwise provided in an Award Agreement, in the event of a Change in Control of a Subsidiary, or in the event that a Subsidiary ceases to be a Subsidiary, the Committee may, in its sole and absolute discretion, (i) provide on a case by case basis that some or all outstanding Awards held by a Participant employed by or performing services for such Subsidiary may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan or the applicable Award Agreement and/or (ii) treat the employment or other services of a Participant employed by such Subsidiary as terminated if such Participant is not employed by the Company or Subsidiary immediately after such event.

5.7 Dissolution or Liquidation. Upon the dissolution or liquidation of the Company, this Plan shall terminate, and all Awards outstanding hereunder shall terminate. In the event of any termination of this Plan under this Section 5.7, each individual holding an Award shall have the right, immediately prior to the occurrence of such termination and during such reasonable period as the Committee shall determine and designate, to exercise such Award in whole or in part, whether or not such Award was otherwise exercisable at the time such termination occurs and without regard to any vesting or other limitation on exercise imposed pursuant to this Plan.

6. SHARE OPTIONS.

6.1. Grant of Award. The Company may award Options to purchase Shares, including Restricted Shares (hereinafter referred to as "Share Option Awards") to such Participants as the Committee authorizes and under such terms as the Committee establishes. The Committee shall determine with respect to each Share Option Award, and designate in the grant, whether a Participant is to receive an ISO or a Non-qualified Share Option.

6.2. Option Price. The Option Price per Share subject to a Share Option Award shall be specified in the grant, but, in no event shall be less than the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, if the Participant to whom an ISO is granted owns, at the time of the grant, more than ten percent (10%) of the combined voting power of the Company, the Option Price per Share subject to such grant shall be not less than one hundred ten percent (110%) of the Fair Market Value.

6.3. Terms of Option. A Share Option that is an ISO shall not be transferable by the Participant other than as permitted under Section 422 of the Code or any successor provision and this Plan, and, during the Participant's lifetime, shall be exercisable only by the Participant. Non-qualified Share Options are subject to such restrictions on transferability and exercise as set forth in this Plan and as may be provided for by the Committee in the terms of the grant thereof. A Share Option shall be of no more than ten (10) years' duration, except that an ISO granted to a Participant who, at the time of the grant, owns Shares representing more than ten percent (10%) of the combined voting power of the Company shall by its terms be of no more than five (5) years' duration. A Share Option shall vest in a Participant to whom it is granted and be exercisable only after the earliest of: (i) such period of time as the Committee shall determine and specify in the grant, but, with respect to Employees, in no event less than one (1) year following the date of grant of such Award; (ii) the Participant's death; or (iii) a Change in Control.

6.4. Exercise of Option. Subject to the following exceptions, and except as provided in an applicable Award Agreement, a Share Option awarded to a Participant who is an employee is only exercisable by that Participant while the Participant is in active employment with the Company or a Subsidiary or within (i) 30 days after termination of such employment for Cause; (ii) a one-year period after a Participant's death, provided the Option is exercised by the estate of the Participant or by any person who acquired such Option by bequest or inheritance; (iii) a three-month period commencing on the date of the Participant's termination of employment other than due to death, Disability, or by the Company or a Subsidiary for Cause; or (iv) a one-year period commencing on the Participant's termination of employment on account of Disability. A Share Option may not be exercised pursuant to this paragraph after the expiration date of the Share Option. The foregoing is intended to comply with Section 422 under the Code. To the extent those requirements change, this Section 6.4 shall be deemed to be amended to reflect such change.

An Option may be exercised with respect to part or all of the Shares subject to the Option by giving written notice to the Company of the exercise of the Option. The Option Price for the Shares for which an Option is exercised shall be paid on or within ten (10) business days after the date of exercise in cash (by certified or bank cashier's check), in whole Shares owned by the Participant prior to exercising the Option, in a combination of cash and such Shares or on such other terms and conditions as the Committee may approve.

6.5. Limitation Applicable to Incentive Share Options. The aggregate Fair Market Value (determined at the time such ISO is granted) of the Shares for which any individual may have an ISO which first became vested and exercisable in any calendar year (under all plans of the Company under which Share Options are available for grant) shall not exceed $100,000. Options granted to such individual in excess of the $100,000 limitation, and any Options issued subsequently which first become vested and exercisable in the same calendar year, shall be treated as Non-Qualified Share Options. In the event the individual holds two or more such Option Awards that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Option Awards were granted.

6.6. Notification of Company Upon Disqualifying Disposition of Incentive Share Options. In the event a Participant sells or otherwise transfers Shares acquired through the exercise of an Incentive Share Option prior to the expiration of the required holding period under Code Section 422, the Participant shall provide prompt notice of such sale or transfer to the Company.

7. SHARE APPRECIATION RIGHTS.

Subject to the terms and conditions of this Plan, the Committee may grant Share Appreciation Rights (SARs), in such amounts and on such terms and conditions as the Committee shall determine, including, but not limited to, those listed below, except that an SAR shall vest in a Participant to whom it is granted and be exercisable only after the earliest of: (i) such period of time as the Committee shall determine and specify in the grant, but, with respect to Employees, in no event less than one (1) year following the date of grant of such SAR; (ii) the Participant's death; or (iii) a Change in Control:

(i) whether the SAR is granted independently of an Option or relates to an Option or other Award; provided that if a SAR is granted in relation to an Option, then, unless otherwise determined by the Committee, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. In such case, upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to a SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR;

(ii) the grant date, which may not be any day prior to the date that the Committee approves the grant;

(iii) the number of Shares to which the SAR relates;

(iv) the grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR on the date of grant;

(v) the terms and conditions of exercise or maturity;

(vi) the term, provided that a SAR must terminate no later than ten years after the date of grant;

(vii) the exercise period following a Participant's termination of employment; and

(viii) whether the SAR will be settled in cash, Shares or a combination thereof.

8. GRANTS OF SHARES AND RESTRICTED SHARE UNITS.

8.1. General. The Committee may grant, either alone or in addition to other Awards granted under this Plan, Shares (including Restricted Shares) and Restricted Share Units to such Participants as the Committee authorizes and under such terms (including the payment of a purchase price) as the Committee establishes. Any Participant who receives Shares under this Plan who determines to make an election under Section 83(b) of the Code must notify the Company in writing promptly after such election is made.

8.2. Restricted Share Terms. Awards of Restricted Shares shall be subject to such terms and conditions as are established by the Committee. Such terms and conditions may include, but are not limited to, the requirement of continued service with the Company or a Subsidiary, the manner in which such Restricted Shares are held, the extent to which the holder of such Restricted Shares has rights of a shareholder and the circumstances under which such Restricted Shares shall be forfeited. A Participant shall have, with respect to Restricted Shares, only the rights of a shareholder of the Company as provided in the applicable Award Agreement. Upon the termination of employment of a Participant who is an Employee during the period any restrictions are in effect, all Restricted Shares shall be forfeited without compensation to the Participant unless otherwise provided in the Award of such Restricted Shares.

The period over which an Award of Restricted Shares shall vest shall not be less than three years from the date of grant of the Award, except for Awards made to Non-Employee Directors of the Company (up to a total of 100,000 Shares, including RSUs), which may have a vesting period of less than three years.

8.3 Restricted Share Units. RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other rights and restrictions, if any, as the Committee may impose as reflected in the applicable Award Agreement, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine.

The period over which an Award of RSUs shall vest shall not be less than three years from the date of grant of the Award, except for Awards made to Non-Employee Directors of the Company (up to a total of 100,000 Shares, including Restricted Shares), which may have a vesting period of less than three years. Any cash or Shares paid or delivered to a Participant upon the vesting of an RSU shall be paid or delivered no later than two and one half months following the calendar year in which any substantial risk of forfeiture (as defined in Code Section 409A) associated with such RSU lapses.

9. PERFORMANCE AWARDS.

The Committee may grant, either alone or in addition to other Awards granted under this Plan, Awards based on the attainment, over a specified period, of individual Performance Goals as the Committee authorizes and under such terms as the Committee establishes. Performance Awards shall entitle the Participant to receive an Award if the measures of performance established by the Committee are met. The Committee shall determine the times at which Performance Awards are to be made and all conditions of such Awards. Performance Awards may be paid in cash or Shares. Unless otherwise provided in the Award, a Participant who is an Employee must be an Employee at the end of the performance period in order to receive the Performance Award.

Payments of Performance Awards under this Section 9 shall be made between January 1 and March 15 of the calendar year following that in which such payment first ceases to be subject to a substantial risk of forfeiture.

With respect to any Fiscal Year of the Company, an Award to any Participant under this Section 9 in the form of cash or other form of property (other than Shares) shall have a value not in excess of $4,000,000.

A Participant shall have, with respect to the Shares awarded under this Section 9, only the rights of a shareholder of the Company as provided in the terms of the applicable Award Agreement.

The period over which an Award of Shares under this Section 9 shall vest shall be not less than one year from the date of grant of the Award. Any cash or Shares delivered to a Participant upon the vesting of the Performance Award shall be delivered or paid to the Participant no later than two and one half months following the calendar year in which any substantial risk of forfeiture (as defined in Code Section 409A) associated with such Performance Award lapses.

10. PERFORMANCE GOALS.

"Performance Goals" means the specified performance goals which have been established by the Committee in connection with an Award. Performance Goals will be based on one or more of the following criteria, as determined by the Committee:

(i) the attainment of certain target levels of, or a specified increase in, the Company's and/or a Subsidiary's or other operational unit's enterprise value or value creation targets;

(ii) the attainment of certain target levels of, or a percentage increase in, the Company's and/or a Subsidiary's or other operational unit's after-tax or pre-tax profits, including, without limitation, that attributable to the Company's and/or a Subsidiary's or other operational unit's continuing and/or other operations;

(iii) the attainment of certain target levels of, or a specified increase relating to, the Company's and/or a Subsidiary's or other operational unit's operational cash flow or working capital, or a component thereof;

(iv) the attainment of certain target levels of, or a specified decrease relating to, the Company's and/or a Subsidiary's or other operational unit's operational costs, or a component thereof;

(v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other of the Company's and/or a Subsidiary's or other operational unit's long-term or short-term public or private debt or other similar financial obligations of the Company and/or Subsidiary or other operational unit, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee;

(vi) the attainment of a specified percentage increase in earnings per share or earnings per share from the Company's and/or a Subsidiary's or other operational unit's continuing operations;

(vii) the attainment of certain target levels of, or a specified percentage increase in, the Company's and/or a Subsidiary's or other operational unit's sales, net sales, operating income, revenues, net revenues, net income or net earnings or earnings before income tax or other exclusions;

(viii) the attainment of certain target levels of, or a specified increase in, the Company's and/or a Subsidiary's or other operational unit's return on capital employed or return on invested capital;

(ix) the attainment of certain target levels of, or a percentage increase in, the Company's and/or a Subsidiary's or other operational unit's after-tax or pre-tax return on shareholder equity;

(x) the attainment of certain target levels in the Fair Market Value of the Shares;

(xi) the growth in the value of an investment in the Shares assuming the reinvestment of dividends;

(xii) the attainment of certain target levels of, or a specified increase in, EBITDA (earnings before income tax, depreciation and amortization); and

(xiii) successful mergers, acquisitions of other companies or assets and any cost savings or synergies associated therewith; successful dispositions of Subsidiaries or operational units of the Company or any of its Subsidiaries.

In addition to the above criteria, the Performance Goals may be based upon the attainment by the Company and/or a Subsidiary or other operational unit thereof of specified levels of performance under one or more of the foregoing measures relative to the performance of other business entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may, in connection with the grant of the Award, (i) designate additional business criteria upon which the Performance Goals may be based; (ii) modify, amend or adjust the business criteria described above; or (iii) incorporate in the Performance Goals provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances. Performance Goals may include, as determined by the Committee, a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned and a level at which an Award will be fully earned.

The Performance Goals applicable to an Award shall be established in writing by the Committee no later than the earlier of the date: (i) the Performance Goal outcome becomes substantially certain, (ii) if the period over which the Performance Goals are measured is at least one year, 90 days after the commencement of such period, or (iii) if the period over which the Performance Goals are measured is less than one (1) year, the date representing twenty-five percent (25%) of such period. Prior to any payment of an Award subject to Performance Goals, the Committee shall certify in writing that the Performance Goals have been met. Notwithstanding any other provision of this Plan, neither the Committee nor the Board shall have the power or the authority to increase the amount of compensation that would otherwise be payable upon the attainment (or nonattainment) of a Performance Goal.

11. GENERAL PROVISIONS.

11.1. Assignment. A Participant may not sell, assign, transfer (otherwise than without value or consideration or by bequest, devise or otherwise through operation of law) or pledge, or otherwise encumber any Award, prior to the date upon which any restrictions applicable to such Award have lapsed.

11.2. No Separate Monies. Nothing contained herein shall require the Company to segregate any monies from its general funds, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant under this Plan for any year.

11.3. No Employment Rights. Participation in this Plan shall not affect the right of the Company or any Subsidiary to discharge a Participant, nor constitute an agreement of employment between a Participant and the Company or any Subsidiary.

11.4. Governing Law. This Plan shall be interpreted in accordance with, and the enforcement of this Plan shall be governed by, the laws of The Bahamas, subject to any applicable United States federal or state securities laws and federal income tax laws (as specified herein).

11.5. Headings. The headings preceding the text of the sections of this Plan have been inserted solely for convenience of reference and do not affect the meaning or interpretation of this Plan.

11.6 Employment Agreement. In the event a Participant is covered by an employment, change in control or other similar agreement (each, an "Agreement") and there is a conflict between the terms of the Agreement and the terms of this Plan, then the terms and conditions of the Agreement shall control.

12. AMENDMENT, SUSPENSION OR TERMINATION.

12.1. General Rule. Except as otherwise required under applicable rules of the Nasdaq Market or a securities exchange or other market where the securities of the Company are traded or applicable law, the Board may suspend, terminate or amend this Plan, including, but not limited to, such amendments as may be necessary or desirable resulting from changes in the United States federal income tax laws and other applicable laws, without the approval of the Company's shareholders or Participants, so long as such actions by the Board do not (i) materially increase the benefits accruing to Participants, (ii) materially increase the number of Shares which may be issued under this Plan, (iii) materially modify the requirements for participation in this Plan or (iv) adversely affect any Awards previously granted to a Participant without the Participant's consent.

12.2. Compliance With Rule 16b-3. With respect to any person subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with the requirements of Rule 16b-3 under the Exchange Act, as applicable during the term of this Plan. To the extent that any provision of this Plan or action of the Committee or its delegates fails to so comply, it shall be deemed null and void.

13. EFFECTIVE DATE AND DURATION OF PLAN.

This Plan shall be effective on the date this Plan is approved by the Company's shareholders (the "Effective Date") in accordance with applicable law. No Award shall be granted under this Plan after the day prior to the tenth anniversary of the Effective Date.

14. TAX WITHHOLDING.

The Company shall have the right to (i) make deductions from any settlement of an Award, including delivery or vesting of Shares, or require that Shares or cash, or both, be withheld from any Award, in each case in an amount sufficient to satisfy withholding of any foreign, federal, state or local taxes required by law ("Net Settlement") or (ii) take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Committee may determine the manner in which such tax withholding shall be satisfied and may permit Shares (rounded up to the next whole number) to be used to satisfy required tax withholding based on the Fair Market Value of such Shares.

15. SECTION 409A OF THE CODE.

In the event any Award under this Plan becomes subject to the provisions of Code Section 409A, this Plan and any such Award shall be administered and interpreted in a manner consistent with provisions of Section 409A of the Code and any rules or regulations issued pursuant thereto.

This Plan is intended not to provide for deferral of compensation for purposes of Section 409A, by means of complying with Section 1.409A-1(b)(4) and/or Section 1.409A-1(b)(5) of the final Treasury regulations issued under Section 409A. The provisions of this Plan shall be interpreted in a manner that satisfies the requirements of Section 1.409A-1(b)(4) and/or Section 1.409A-1(b)(5) of the final Treasury regulations issued under Section 409A and this Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

In the event that following the application of the immediately preceding paragraph, any Award is subject to Section 409A, the provisions of Section 409A of the Code and the regulations issued thereunder are incorporated herein by reference to the extent necessary for any Award that is subject Section 409A to comply therewith. In such event, the provisions of this Plan shall be interpreted in a manner that satisfies the requirements of Section 409A and the related regulations, and this Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Furthermore, with respect to Restricted Shares, RSUs and Performance Awards, to the extent necessary not to incur tax due to non-compliance with Section 409A, Change in Control will not be deemed to occur unless such Change in Control constitutes a "change in control event" (as such term is defined in Code Section 409A and the regulations issued thereunder).

Notwithstanding any other provision of this Plan, in the event a Participant is treated as a "specified employee" under Section 409A (and under the terms and conditions of the Company's specified employee policy) and any payment under this Plan is treated as a nonqualified deferred compensation payment under Section 409A, then payment of such amounts shall be delayed for six months and a day following the effective date of the Participant's termination of employment, at which time a lump sum payment shall be made to the Participant consisting of the sum of the delayed payments. This provision shall not apply in the event of a specified employee's termination of employment on account of death and, in the event of a specified employee's death during the aforementioned six-month and a day period, any such delayed nonqualified deferred compensation shall be paid within 30 days after such specified employee's death.

Notwithstanding any other provisions of this Plan, the Company does not guarantee to any Participant or any other person that any Award intended to be exempt from Section 409A shall be so exempt, nor that any Award intended to comply with Section 409A shall so comply, nor will the Company indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.